                                                                  Exhibit 10.101

                       FIVE HUNDRED BOYLSTON WEST VENTURE

                              AMENDED AND RESTATED
                             JOINT VENTURE AGREEMENT


                                 By and Between


                          BOYLSTON WEST 1986 ASSOCIATES
                               LIMITED PARTNERSHIP


                                       and


                            DIHC BOYLSTON ASSOCIATES


                                      dated


                                October 27, 1997

                                TABLE OF CONTENTS


Section                                                                   Page
-------                                                                   ----

                                   ARTICLE I
                                 DEFINED TERMS

SECTION 1.01.  Definitions...................................................1
SECTION 1.02.  Terminology...................................................9

                                  ARTICLE II
                                  THE VENTURE

SECTION 2.01.  Reallocation Date; Consent to Transfer; Continuation;
                  Governing Law..............................................9
SECTION 2.02.  Purposes and Scope of the Venture............................10
SECTION 2.03.  Assumed Name Certificate.....................................10
SECTION 2.04.  Scope of Venturer's Authority................................10
SECTION 2.05.  Principal Place of Business..................................11

                                  ARTICLE III
                                  MANAGEMENT

SECTION 3.01.  Management of the Venture....................................11
SECTION 3.02.  Property Management and Other Authorized Payments............16
SECTION 3.03.  Execution and Performance of Documents.......................16
SECTION 3.04.  Decisions by the Venturers/Venturer's Authority..............17
SECTION 3.05.  Budgets......................................................18
SECTION 3.06.  Compensation and Expenses of Venturers and Venture...........18
SECTION 3.07.  Contracts with Related Parties...............................19
SECTION 3.08.  Property Financing...........................................19

                                  ARTICLE IV
                          ACCOUNTING, CONTRIBUTIONS,
                         DISTRIBUTIONS AND ALLOCATIONS

SECTION 4.01.  Percentage Interests of Venturers............................20
SECTION 4.02.  Capital Contributions........................................22
SECTION 4.03.  Intentionally deleted........................................23
SECTION 4.04.  Tax Status and Returns.......................................23
SECTION 4.05.  Distributions................................................26
SECTION 4.06.  Allocations of Profits, Gains and Losses.....................28

                                      i
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Section                                                                   Page
-------                                                                   ----

SECTION 4.07.  Accounting...................................................32
SECTION 4.08.  Bank Accounts................................................33

                                   ARTICLE V
                             TERM AND TERMINATION

SECTION 5.01.  Term.........................................................33
SECTION 5.02.  Voluntary Termination-Buy/Sell...............................33
SECTION 5.03.  Closing......................................................35
SECTION 5.04.  Assumption of Liabilities....................................36
SECTION 5.05.  Right of First Offer.........................................38
SECTION 5.06.  Liquidation and Distribution Procedure.......................40
SECTION 5.07.  Event of Dissolution.........................................40
SECTION 5.08.  Default......................................................43
SECTION 5.09.  Conversion to Limited Partnership............................44

                                   ARTICLE VI
                SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION

SECTION 6.01.  Prohibited Transfers.........................................44
SECTION 6.02.  Permitted Transfers..........................................45

                                  ARTICLE VII
                                   INSURANCE

SECTION 7.01.  Minimum Insurance Requirements...............................49

                                 ARTICLE VIII
                             INTENTIONALLY DELETED

                                  ARTICLE IX
                             INTENTIONALLY DELETED

                                   ARTICLE X
                                    GENERAL

SECTION 10.01.  Notices.....................................................51
SECTION 10.02.  Governing Laws..............................................53
SECTION 10.03.  Exculpation/Indemnification.................................53
SECTION 10.04.  Entire Agreement............................................54
SECTION 10.05.  Waiver......................................................54

                                      ii
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Section                                                                   Page
-------                                                                   ----

SECTION 10.06.  Severability................................................54
SECTION 10.07.  Status Reports..............................................54
SECTION 10.08.  Appraisals..................................................54
SECTION 10.09.  Attorneys' Fees.............................................55
SECTION 10.10.  Terminology.................................................55
SECTION 10.11.  Binding Agreement...........................................55
SECTION 10.12.  Additional Remedies.........................................56
SECTION 10.13.  Artwork.....................................................56
SECTION 10.14.  Meetings....................................................56
SECTION 10.15.  Partition...................................................56
SECTION 10.16.  Confidentiality.............................................56
SECTION 10.17.  Transfer of Property........................................56
SECTION 10.18.  Administration Agreement....................................56


Schedule of Exhibits

Exhibit A-Description of Land
Exhibit B-Description of Eastern Component

                             AMENDED AND RESTATED
                            JOINT VENTURE AGREEMENT


      THIS AMENDED AND RESTATED JOINT VENTURE AGREEMENT of Five
Hundred Boylston West Venture (this "Agreement"), made and entered into as of this 27th day of October, 1997, by and among BOYLSTON WEST 1986 ASSOCIATES LIMITED PARTNERSHIP, a Texas limited partnership ("Hines") and DIHC BOYLSTON ASSOCIATES, a Georgia general partnership ("Company");

      WHEREAS, Five Hundred Boylston West Venture (the "Venture") was formed pursuant to that certain Joint Venture Agreement dated as of May 29, 1986 (the "Original Venture Agreement");

      WHEREAS, the Original Venture Agreement was amended on December 31, 1993 to reflect the transfer of New England Mutual Life Insurance Company's interest in the Venture to Company;

      WHEREAS, Cornerstone Properties Inc. ("Cornerstone"), directly or indirectly, has acquired all of the beneficial ownership of Company;

      WHEREAS, the "Permanent Loan" (as defined in the Original Venture Agreement) has been contributed to the capital of the Venture as more particularly herein described; and

      WHEREAS, Hines and Company (the "Original Venturers") desire to amend and restate the Original Venture Agreement in its entirety on the terms and conditions herein set forth.

                             W I T N E S S E T H :

      In consideration of the mutual covenants set forth herein, and for other good and valuable consideration each party to the other in hand paid, receipt of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                                 DEFINED TERMS

      SECTION 1.01.  Definitions.

      As used herein, the following terms shall have the following meanings:

            "Accountant" shall have the meaning set forth in Section 4.07(c).
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                                      2

            "Adjusted Capital Account Deficit" shall have the meaning set forth in Section 4.06(a)(i).

            "Administration Agreement" shall mean that certain Administration Agreement dated as of May 29, 1986 by and between the Venture and the Administrator for certain administration services with respect to the Property as such agreement may be amended from time to time with the Approval of the Venturers.

            "Administrator" shall mean DIHC Management Corporation.

            "Affiliate" shall mean, as to any Person, (i) any other Person directly or indirectly controlling, controlled by or under common control with such Person; (ii) the officers, directors or partners of such Person;
      (iii) if such Person is an officer, director or partner, any company for which such Person acts in any such capacity; and (iv) any relative (by blood, adoption or marriage) within the second degree of any such Person or of any Person described in (i) and (ii) above. For purposes of this definition the term "control" means the ownership of 10% or more of the beneficial or voting interest in the Person referred to.

            "Affiliated Entity" shall mean any corporation, partnership or other entity which is more than 50% owned, directly or indirectly, through subsidiaries or other partnerships, by the ultimate members or shareholders of any Venturer.

            "Annual Budget" shall mean the detailed business plan and annual budget prepared by the Managing Partner in accordance with Section 3.01(b).

            "Appraisal Panel" shall have the meaning set forth in Section 10.08.

            "Approved by the Venturers" or "Approval by (or of) the Venturers" shall mean approved in writing in advance by all Venturers in their sole and absolute discretion unless otherwise noted.

            "Bankrupt Party" shall have the meaning set forth in Section 5.07(b)(v)(1).

            "BRA" shall mean the "Boston Redevelopment Authority" or such other agency or authority which shall replace the Boston Redevelopment Authority.

            "Capital Account" shall mean the accounts maintained for each Venturer as set forth in Section 4.01(b).

            "change in control" shall have the meaning set forth in Section 6.02(d).
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                                      3

            "City" shall mean the City of Boston.

            "Closing" shall have the meaning set forth in Section 5.03(a).

            "Code" shall mean the United States Internal Revenue Code of 1986, as amended, and any successor statute thereto.

            "Company" shall mean DIHC Boylston Associates and its permitted successors and assigns (specifically including any transferee under Section 6.02(d) as to its interest in the Venture).

            "Controlled or Control" means with respect to any Person, the possession, directly or indirectly, of the power to direct or to cause the direction of the management of such Person, whether through ownership of voting securities or a general partnership interest or by contract, agency or otherwise.

            "Cornerstone" shall have the meaning set forth in Section 6.02(d).

            "CPI" shall have the meaning set forth in Section 3.01(b).

            "Defaulting Venturer" shall have the meaning set forth in Section 5.08.

            "Deficit Election" shall have the meaning set forth in Section 4.02(f)(iv).

            "DIHC Holding" shall mean Dutch Institutional Holding Company, Inc., a Delaware corporation.

            "Eastern Component" shall mean the building commonly known as 222 Berkeley situated on the site adjacent to the Land, and more particularly described on Exhibit B, to which the Improvements are integrated and attached.

            "election period" shall have the meaning set forth in Section 5.05(a)(iii).

            "Event of Dissolution" shall have the meaning set forth in Section 5.07(b).

            "Exchange Act" shall have the meaning set forth in Section 6.02(d).

            "Final Appraiser" shall have the meaning set forth in Section 10.08.

            "Governmental Documents" shall mean all documents, permits, approvals, licenses, certificates and agreements with BRA, the City or any governmental or quasi-governmental agency which has jurisdiction over the property or its development.

            "HILP" shall mean Hines Interests Limited Partnership, a Delaware limited partnership.

            "Hines" shall mean Boylston West 1986 Associates Limited Partnership, a Texas limited partnership and its permitted successors and assigns.

            "Hines Control Group" means (i) Gerald D. Hines, Jeffrey C. Hines and/or the estate of either, (ii) a corporation, the stock of which is wholly owned by Gerald D. Hines, Jeffrey C. Hines, the estate of either, and/or any member of the Hines Family, (iii) any Person Controlled by a majority of the then-current members of the Hines Management Group, or
      (iv) any Person to which the operational assets of HILP are conveyed, which is Controlled by any one or more of the Persons described in (i) or
      (ii) above and/or a majority of the then-current members of the Hines Management Group.

            "Hines Family" means Gerald D. Hines or Jeffrey C. Hines (or any trust established for the benefit of the spouse, issue, grandchildren, brother, sister, or parents of either Gerald D. Hines or Jeffrey C. Hines).

            "Hines Management Group" means, from time to time, the ten (10) senior ranking executives or officers of HILP other than Gerald D. Hines and Jeffrey C.
      Hines.

            "Improvements" shall mean the mixed use development located on the Land and consisting of approximately 710,000 square feet of office and retail/commercial space located in a 25-story tower rising from a 6-story low-rise base structure and a 3-level parking garage below grade containing parking spaces for approximately 600 automobiles and any other improvements from time to time constructed or to be constructed upon the Land by the Venture.

            "Incumbent Directors" shall have the meaning set forth in Section 6.02(d).

            "Institutional Lender" shall mean any domestic or foreign insurance company, bank, trust company, savings and loan association, savings bank, merchant bank, investment banking or securities company or similar financial institution among whose primary business is the making of commercial loans.

            "Land" shall mean that certain parcel of real property and the improvements presently thereon located in the City of Boston, Massachusetts, more particularly described in Exhibit A attached hereto.

            "Losses" shall have the meaning set forth in Section 4.06(a)(ii).

            "MAI Appraiser" shall have the meaning set forth in Section 10.08.

            "Major Decisions" shall have the meaning set forth in Section
      3.01(d).

            "Management and Leasing Agreement" shall mean that certain Management and Leasing Agreement dated as of May 29, 1986, as amended and restated by that certain Amended and Restated Management and Leasing Agreement dated of even date herewith by and between the Venture and HILP for the management and leasing of the Property, as such agreement may be further amended from time to time with the Approval of the Venturers.

            "Managing Partner" shall mean either Hines or Company or an Affiliated Entity of Hines or Company (if Hines or Company, as applicable, shall Transfer its entire interest to such Person pursuant to Section 6.02(a)).

            "Marketing Plan" shall mean the leasing guidelines prepared in accordance with Section 3.05.

            "Member" shall mean the corporate officer(s) or general partner(s) or other authorized agent(s), as the case may be, through whom a Venturer shall act in connection with decisions relating to its interests in the Venture.

            "Net Cash Flow" shall have the meaning set forth in Section 4.05(a).

            "Net Operating Income" shall mean the projected Net Cash Flow to be generated by the Property during the term of any proposed Property Financing (with respect to the balance of the calendar year in which such determination is being made, the Net Cash Flow shall equal the Net Cash Flow assumed for purposes of preparing the Annual Budget for such calendar year, and for the balance of the term of the proposed Property Financing Net Cash Flow shall be determined in accordance with the principles utilized in preparing each Annual Budget for the Venture) without deduction for interest, periodic amortization and other debt service of any indebtedness of the Venture, plus the projected amount of capital expenditures to be incurred during such period (which, for the calendar year in which such determination is being made, shall be deemed to equal the amount reserved for capital expenditures in the Annual Budget for such calendar year and, for the period, shall not include any expenditures which would require additional capital contributions) such as tenant finish costs, leasing commissions, capital improvement expenditures and extraordinary capital repairs, which otherwise shall have reduced projected Net Cash Flow for such period.

            "Non-Defaulting Venturer" shall have the meaning set forth in
      Section 5.08.

            "Notice of Default" shall have the meaning set forth in Section
      5.08.

            "Offer", "Offeree" and "Offeror" shall have the meanings assigned to such terms in Sections 5.02 and 5.05.

            "Offer Price" shall have the meaning set forth in Section 5.02(a).

            "Offeror's Interest" shall have the meaning set forth in Section 5.02(a).

            "Operating Expenses" shall have the meaning set forth in Section 4.05(a)(ii).

            "Percentage Interest" shall have the meaning set forth in Section 4.01(a).

            "Permitted Venturer" shall have the meaning set forth in Section 4.06(c).

            "Person" shall mean any individual, partnership, association, corporation or other entity. "Profits" shall have the meaning set forth in
      Section 4.06(a)(ii).

            "Prohibited Syndication Offering" shall mean any transaction or offering of securities constituting a direct or indirect interest in the Venture where the transaction or offering would be required to be registered or exempted from registration (under Regulation D or otherwise) pursuant to the Securities Act of 1933.

            "Property" shall mean the Land, Improvements and all other assets of the Venture.

            "Property Debt Service Coverage Ratio" shall mean, for any period, the quotient derived by dividing the Net Operating Income from the Property for such period by the debt service for such Property Financing for such period. For purposes hereof, debt service shall mean the scheduled, regularly recurring payments of principal (if any) and interest (as reasonably estimated by the borrowing Venturer in the event of a floating rate financing) during the term of such Property Financing.

            "Property Financing" shall have the meaning set forth in Section
      3.08 hereof.

            "Property Manager" shall mean the manager appointed to manage and lease the Property under the Management and Leasing Agreement or such replacement manager selected in accordance with this Agreement or the Management and Leasing Agreement.

            "Property Manager Recommendations" shall have the meaning set forth in Section 3.01(c).

            "Public Relations Plan" shall mean the advertising and public relations guideline prepared in accordance with the provisions of Section 3.05.

            "REA" shall mean the Construction, Operation and Reciprocal Easement Agreement between the Venture and New England Mutual Life Insurance Company.

            "Reallocation Date" shall have the meaning set forth in Section 2.01(a).

            "Regulations" shall mean the Income Tax Regulations promulgated under the Code, as such Regulations may be amended from time to time (all references herein to specific sections of the Regulations shall be deemed to refer also to any corresponding provisions of succeeding Regulations).

            "Regulatory Allocations" shall have the meaning set forth in Section 4.06(e).

            "Restricted Venturer" shall have the meaning set forth in Section 4.06(c).

            "Sale and Construction Agreement" shall mean that certain Amended and Restated Sale and Construction Agreement dated as of April 15, 1986 among the City, BRA, New England Mutual Life Insurance Company, and Gerald
      D. Hines Interests, Inc., and such further amendments as Approved by the Venturers.

            "Sales or Refinancing Proceeds" shall mean the excess of the proceeds received by the Venture from (i) any sale or other disposition of all or part of the Property (other than incidental sales of personal property or fixtures now or hereafter located on the Property), (ii) any casualty resulting in the receipt of insurance proceeds (other than under policies commonly known as rent insurance) or damage recoveries by the Venture, (iii) the condemnation of all or part of the Property, (iv) any mortgaging, financing, or refinancing of the Property or other loan as Approved by the Venturers to the extent required hereunder and/or (v) any other transactions involving the ownership, operation or maintenance of the Property which do not come within the
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                                      8

      items enumerated in Section 4.05(a)(i) (other than the receipt of capital contributions from the Venturers or security deposits); over (A) any and all interest on and principal of any debt obligations of the Venture that become due as a result of the occurrence of any of the events described in
      (i)-(v) above; (B) all costs and expenses related to such sale, insurance claim, condemnation, mortgaging, financing, refinancing, loan or other transaction and (C) the amounts paid or reserved to fund the cost of restoration or the expenditures of the Venture for which such mortgaging, financing, refinancing, or loan occurred as Approved by the Venturers to the extent required hereunder.

            "Surviving Mortgages" shall have the meaning set forth in Section 5.02(a).

            "Terms of Sale" shall have the meaning set forth in Section 5.05(a)(i).

            "Third Party" shall have the meaning set forth in Section
      5.05(a)(i).

            "TMP" shall mean the tax matters partner as defined in Section 4.04(c)(i).

            "Transfer" shall have the meaning set forth in Section 6.01.

            "Venture" shall mean Five Hundred Boylston West Venture, a general partnership formed for the limited purposes and scope set forth herein.

            "Venturer" shall mean Hines or Company individually and the term "Venturers" shall mean Hines and Company collectively.

            "Venturer Debt Service Coverage Ratio" shall mean the quotient derived by dividing annualized Venturer distributions by annualized debt service for the Venture Interest Financing. For purposes hereof, annualized Venturer distributions shall mean actual distributions of Net Cash Flow to the Venturer which intends to obtain the applicable Venture Interest Financing for the calendar year ending on a date no earlier than a day which is sixty (60) days prior to application by the Venturer for any Venture Interest Financing and debt service shall mean the scheduled, regularly recurring installments of principal (if any) and interest (as reasonably estimated by the borrowing Venturer in the event of a floating rate financing) during the first full twelve (12) month period of such Venture Interest Financing, provided, however, if the interest rate or principal payments to be made in any year of the term of the Venture Interest Financing will vary from the first full twelve (12) month period, debt service shall mean the average of the annual scheduled principal and interest payments over the term of the Venture Interest Financing.

            "Venture Interest" shall have the meaning set forth in Section 6.02(b)(iv).

            "Venture Interest Financing" shall have the meaning set forth in
      Section 6.02(b)(iv) hereof.

            "Venture Operations Arbitration Process" shall have the meaning ascribed to such term in Section 4.1 of the Management and Leasing Agreement.

            "Withdrawing Venturer" shall have the meaning set forth in Section 5.07(c).

      SECTION 1.02. Terminology.

      All personal pronouns used in this agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and vice versa. Titles of Articles and Sections are for convenience only, and neither limit nor amplify the provisions of the Agreement itself, and all references herein to Articles, Sections or subdivisions thereof shall refer to the corresponding Article, Section or subdivision of this Agreement unless specified reference is made to such Article, Sections or subdivisions of another document or instrument.

                                   ARTICLE II
                                  THE VENTURE

      SECTION 2.01. Reallocation Date; Consent to Transfer; Continuation; Governing Law.

      (a) The Venturers agree that the books of the Venture will be closed as of 11:59 p.m. on October 31, 1997 (the "Reallocation Date") and Net Cash Flow, Sales or Refinancing Proceeds, Profits, Losses and other items of income, gain, deduction and loss shall be accounted for as of such date and allocated to the Original Venturers in accordance with the provisions of Article IV of the Original Venture Agreement in accordance with its provisions immediately prior to the effect of this Agreement. From and after the Reallocation Date all of the aforesaid items shall be allocated to the Venturers in accordance with the terms of this Agreement. The Venture shall instruct the Venturers accountants to furnish a detailed accounting of the aforesaid financial and tax items as of the Reallocation Date for review and approval by each of the Venturers and the Venturers shall cooperate in good faith for the purpose of agreeing upon an accounting for the Venture as of the Reallocation Date.

      (b) Hines consents to the acquisition by Cornerstone of all of the beneficial ownership of Company and agrees the same shall not constitute a breach or violation of Section 6.01 or any other provision of the Original Venture Agreement so long as Company and Cornerstone comply with the provisions of Section 6.01 and any other provision of the Original Venture Agreement in connection with the consummation of such acquisition. The

Company hereby represents and warrants to the Venture and Hines that the acquisition of all of the beneficial ownership of Company by Cornerstone was accomplished in compliance with all applicable state or federal securities laws. In connection therewith, Company hereby agrees to indemnify and hold harmless the Venture and Hines from and against any and all costs, damage, injury, claims, actions and demands (including without limitation, attorney's fees) suffered by the Venture or Hines as a result of any violation or alleged violation or failure to comply or alleged failure to comply with any state or federal securities laws.

      (c) The business and affairs of the Venture shall continue to be conducted solely under the name "Five Hundred Boylston West Venture" and such name shall be used at all times in connection with the Venture's business and affairs. Except as expressly provided herein to the contrary, the rights and obligations of the Venturers and the administration and termination of the Venture shall be governed by the Uniform Partnership Act of the Commonwealth of Massachusetts.

       SECTION 2.02. Purposes and Scope of the Venture. (a) Subject to the provisions of this Agreement, the Venture shall be limited strictly to the leasing, sale, operation, management, maintenance and improvement of the Property (including construction, reconstruction, development and repair of the Improvements) for investment and the production of income and profit and shall not be extended by implication or otherwise unless Approved by the Venturers.

      (b) Nothing in this Agreement shall be deemed to restrict in any way the freedom of any Venturer (or any Affiliate of any Venturer) to conduct any other business or activity whatsoever (including the acquisition, development, leasing, sale, operation and management of real property) without any accountability to the Venture or any other Venturer with respect to the income or profits therefrom or the effect of such activity on the Property, even if such business or activity competes with the business of the Venture. The Venturers hereby acknowledge that the Venturers (or Affiliates of the Venturers) have ownership and management interests in the Eastern Component and that this
Section 2.02(b) is specifically applicable to such interests.

      SECTION 2.03. Assumed Name Certificate. The Venturers shall execute and file in the appropriate records any assumed or fictitious name certificate or certificates required by law to be filed in connection with the continuation of the Venture.

      SECTION 2.04. Scope of Venturer's Authority. Except as otherwise expressly and specifically provided in this Agreement, no Venturer shall have any authority to act for, or assume any obligations or responsibility on behalf of, any other Venturer or the Venture.

      SECTION 2.05. Principal Place of Business. The principal place of business of the Venture shall be in the Improvements, or at 222 Berkeley Street, Suite 1420, Boston, Massachusetts 02116-3751 or at such other place of business in Boston, Massachusetts as Approved by the Venturers.

                                  ARTICLE III
                                  MANAGEMENT

      SECTION 3.01. Management of the Venture. (a) Hines and Company are individually and collectively hereby designated as the Managing Partner of the Venture and each hereby accepts such designation. Except where herein expressly provided to the contrary, all decisions with respect to the operation and control of the Venture shall be vested in the Company and shall be implemented by Company, it being acknowledged that (subject to the requirements of Section 3.01(c) with regard to Property Manager Recommendations) the Company shall have the authority to take all actions to be taken by "the Managing Partner" hereunder and, in furtherance thereof, to execute and deliver all documents on behalf of the Venture in furtherance of its responsibilities as the Managing Partner hereunder, subject to any other terms and conditions contained in this Agreement, including, without limitation, Sections 3.01(c) and 3.01(d). Except where herein contained to the contrary, Company shall be responsible for the day to day supervision of all aspects of the business of the Venture (including, without limitation, the leasing, operation, maintenance and improvement of the Property) and the discharge of all obligations of the Managing Partner hereunder; provided, however, if Company fails to execute any lease proposed by the Property Manager which does not require the Approval of Company hereunder or under the Management and Leasing Agreement, Hines, as Managing Partner, shall have the right to execute such lease on behalf of the Venture. Hines and Company agree and acknowledge that certain of the duties and obligations of the Managing Partner hereunder have been delegated to the Property Manager pursuant to the Management and Leasing Agreement and further acknowledge that Company shall have no liability to Hines or the Venture under this Agreement as a result of the failure of the Property Manager to discharge such duties and obligations so delegated to it under the Management and Leasing Agreement and that Company shall not be deemed to be a Defaulting Venturer under Section 5.08 hereof as a result of any such failure by the Property Manager; provided, however, nothing herein shall affect the Company's liability for the Venture's liability to Persons (including the Venture's liability to the Property Manager pursuant to Section 7.13 of the Management and Leasing Agreement) resulting from the Company's general partner status.

      (b) No later than November 1 of each calendar year, the Venture shall cause Property Manager to prepare and submit to the Venturers, for their approval, a detailed business plan and budget, which shall include and take into account, without limitation, the Marketing Plan and the Public Relations Plan, (the "Annual Budget") setting forth the course of business to be followed by the Venture and the estimated receipts and expenditures (capital, operating and other) of the Venture for the following full calendar year. The Annual Budget shall not be implemented or acted upon unless and until it has been Approved by the Venturers, at which time the Annual Budget shall govern the operation of the Venture for such calendar year. If no budget is Approved by the Venturers, the Annual Budget for the prior year shall govern the operation of the Venture until a new budget is agreed upon. Company shall cause the Property Manager to operate and manage the Venture in all material respects in compliance with the Annual Budget except Property Manager shall have the right, without the prior approval of the Venturers, to make expenditures and incur obligations not authorized by the Annual Budget to the extent permissible under Section 2.1 of the Management and Leasing Agreement. Company shall enforce the Management and Leasing Agreement on behalf of the Venture in accordance with its terms and shall not consent to any modification or deviation from the Management and Leasing Agreements, by the Property Manager, unless such modification or deviation is Approved by the Venturers.

      (c) It is understood that the Property Manager shall from time to time submit to Company for Approval on behalf of the Venture recommendations with respect to new leases, the Annual Budget, and all other matters involving management, operation, maintenance and improvement of the Property ("Property Manager Recommendations"). To the extent Company or the Venture intends to enter into a new lease, adopt an annual budget or take action on any other matter involving the leasing, management, operation, maintenance or improvement of the Property that is not the subject of a Property Manager Recommendation, Company shall give written notice to Property Manager, together with a reasonably detailed explanation thereof, at least ten (10) days prior to entering into such lease, adopting such Annual Budget or taking such other action, as the case may be, to provide Property Manager the opportunity to submit a Property Manager Recommendation with respect thereto. Company shall have the right to Approve or disapprove such recommendations unilaterally and without the need for any further Approval from Hines and once Approved, the Company shall oversee the implementation of the Property Manager Recommendations. The Venture shall cause Property Manager, at the expense of the Venture, to furnish or where appropriate make available to Company, such documents and information as Company shall reasonably request in order to enable Company to evaluate such recommendation. The failure of Company to Approve or disapprove any Property Manager Recommendation within ten (10) days after receipt by Company of such Property Manager Recommendation together with all additional information reasonably requested by Company pertaining thereto shall be deemed the Approval of Company of such Property Manager Recommendation and Property Manager shall be entitled to implement same, provided, however, the Property Manager Recommendation shall state in capitalized letters that: "THE FAILURE TO RESPOND TO THIS PROPERTY MANAGER RECOMMENDATION WITHIN 10 DAYS AFTER RECEIPT OF THIS NOTICE AND ANY REASONABLY REQUESTED ADDITIONAL INFORMATION PERTAINING HERETO SHALL BE DEEMED YOUR APPROVAL TO SUCH PROPERTY

MANAGER RECOMMENDATION." If Company is unwilling or unable to Approve or disapproves such Property Manager Recommendation, after consultation and discussion with the Property Manager, then the resolution of such matters may be submitted by Company or the Property Manager to the Venture Operations Arbitration Process for resolution.

      (d) Notwithstanding anything contained herein to the contrary other than Sections 3.06(c) and 3.07, no act shall be taken, sum expended, decision made or obligation incurred by the Venture, the Managing Partner, the Property Manager or any Venturer with respect to any of the major decisions enumerated below (hereinafter called "Major Decisions"), unless such act, sum, decision or obligation has been Approved by both of the Venturers. The Major Decisions shall include:

            (1) Acquisition of any land or interest therein other than the Land;

            (2) Except as provided in Section 3.08, financing of the Venture, including, but not limited to, the permanent financing of the improvements and operations of the Venture (including, but not limited to, the modification, extension or prepayment of the same);

            (3) Sale, or other Transfer (except permitted sales or Transfers pursuant to Articles V or VI) or mortgaging or the placing of any encumbrance on the Property or any parts thereof (except as provided in Section 3.08);

            (4) Selecting or varying depreciation and accounting methods, changing the fiscal year of the Venture and making other material decisions with respect to treatment of various transactions for accounting or tax purposes including without limitation making elections as to the proper maintenance of the Capital Accounts of the Venturers in accordance with Section 4.01 and other tax elections on behalf of the Venture;

            (5) Approval of all construction and architectural contracts and any modifications or amendments to such contracts (or payment and performance bonds); provided, however, individual contracts for construction of less than $100,000 and up to $1,000,000 in the aggregate which are in compliance with the Annual Budget or which provide for the performance of tenant construction work pursuant to tenant leases entered into in accordance with the terms of this Agreement and the Management and Leasing Agreement shall not be deemed a Major Decision and require the Approval of the Venturers;

            (6) Approving the "standard form lease" to be used by the Venture for leasing all the office and commercial/retail space in the Property;

            (7) Granting, altering or terminating any property rights or easements (including the REA);

            (8) Varying or changing any portion of the insurance program required by Article VII;

            (9) Making any distributions to the Venturers, except as set forth in Section 4.05;

            (10) The adjustment, settlement, or the compromise of any claim, obligation, debt, demand, suit or judgment in excess of $25,000 against or on behalf of the Venture;

            (11) Except to the extent the Property Manager is entitled to do so pursuant to the Management and Leasing Agreement, the making of non-capital expenditures in excess of the aggregate amount authorized under the Annual Budget for non-capital expenditures excluding all real estate taxes, utilities serving the Property, debt service and other borrowing entered into by the Venture and insurance premium amounts; provided, however, that Managing Partner may freely pay all real estate taxes and insurance premiums (for insurance Approved by the Venturers) and may freely incur expenses to perform tenant construction pursuant to the terms of leases entered into in accordance with this Agreement and the Management and Leasing Agreement and to provide additional services to tenants (e.g., tenant improvements and supervision of tenant construction not required of the Venture under leases) if such expenses are to be promptly, expressly and directly reimbursed by tenants;

            (12) The institution or defense of any cause of action, suit, declaratory judgment or other litigation affecting in any way the Property and the development thereof;

            (13) The filing of a petition in bankruptcy under any of the bankruptcy laws by the Venture;

            (14)  Doing any act in contravention of this Agreement;

            (15) Any modification or amendment to the Governmental Documents; or

            (16) Any other decision or action which, by the provisions of this Agreement, is required to be Approved by the Venturers.

      In addition, in the event Hines or an Affiliate of Hines ceases to manage the Property pursuant to the Management and Leasing Agreement or other similar property management agreement, Major Decisions shall thereafter be deemed to include:

            (i) Approval of the Annual Budget, including the Marketing Plan and the Public Relations Plan;

            (ii) Making capital expenditures not authorized, or in excess of the amounts reserved for certain line items in, the Annual Budget, provided however, that the Managing Partner may freely pay all real estate taxes, utilities serving the Property, debt service and other borrowings entered into by the Venture and insurance premiums (for insurance Approved by the Venture) and may incur obligations to perform tenant construction pursuant to the terms of leases entered into in accordance with this Agreement and the Management and Leasing Agreement and may incur expenses to provide additional services to tenants (e.g. tenant improvements and supervision of tenant construction not required of the Venturer under leases) if such expenses are to be promptly, expressly and directly reimbursed by tenant;

            (iii) Approving any lease if it (i) is for space in excess of 10,000 rentable square feet in the case of office space or in excess of 2,500 rentable square feet in the case of retail space (for purposes of the foregoing, multiple leases to a single tenant shall be aggregated for purposes of determining the square footage of any particular lease with respect to such tenant), (ii) materially deviates from the "standard form lease" Approved by the Venturers or (iii) is for a term or at a rental rate which deviates from the guidelines set forth in the Marketing Plan or will require concessions or expenditures which exceed amounts specified in such Marketing Plan.

      The Managing Partner or the Property Manager, as the case may be, shall at the expense of the Venture furnish, or where appropriate, make available to each Venturer, or use its best efforts to obtain from third parties, such documents and information as such Venturer may reasonably request in order to enable such Venturer to make the Major Decisions set forth above. The failure of any Venturer to Approve or disapprove any Major Decision within twenty-one (21) days (or in the case of a Major Decision that is required pursuant to a Property Manager Recommendation, ten (10) days as set forth in Section 3.01(c) hereof) after (i) receipt by such Venturer of a notice requesting its Approval and (ii) receipt of all additional information reasonably requested by such Venturer pertaining thereto, shall be deemed the Approval of such Venturer to such Major Decision; provided, however, that except for Major Decisions required pursuant to a Property Manager Recommendation (A) such notice shall state in capitalized letters that: "THE FAILURE TO RESPOND TO THE PROPOSAL SET FORTH HEREIN WITHIN 14 DAYS AFTER RECEIPT OF THIS NOTICE AND

      ANY REQUESTED ADDITIONAL INFORMATION PERTAINING HERETO SHALL BE DEEMED YOUR APPROVAL TO SUCH PROPOSAL" and (B) if such Venturer shall not respond by such 14th day, the Managing Partner (or such other Venturer) shall send to the non-responding Venturer an additional notice by hand delivery, telex, telecopy or telegram to advise such Venturer of its failure to respond to the specific Major Decision, and such Venturer shall nonetheless fail to Approve or disapprove such matter within seven (7) days after its receipt of such additional notice.

      SECTION 3.02. Property Management and Other Authorized Payments.

      (a) Concurrently herewith, the Venture has entered into a separate Management and Leasing Agreement with HILP for the management and leasing of the Property, which provides for HILP to have primary responsibility for the implementation of the decisions Approved by the Venturers and for conducting the ordinary and usual day-to-day business and affairs of the Venture as more fully set forth in, and as limited by, the provisions of the Management and Leasing Agreement.

      (b) Company may cancel any agreement between the Venturer and the Property Manager, Hines or its Affiliate, as the case may be, in the event Hines, as Managing Partner, shall breach any fiduciary duty to the Venture or the Venturers or shall otherwise fail to perform any of the material obligations hereunder as a Venturer or violate a material term of this Agreement provided such breach is not cured within twenty (20) days after delivery of written notice by Company to Hines, or if any non-monetary default cannot by its nature be cured in such time period, then such reasonable additional period of time as is necessary to cure same, provided Hines or its Affiliate promptly commences to cure such default and thereafter diligently and continually prosecutes to completion the cure of the same. In addition, Company may exercise on behalf of the Venture without the prior approval of Hines, the Venture's right to terminate the Management and Leasing Agreement with HILP for the management and leasing of the Property in accordance with the terms of Article V of the Management and Leasing Agreement. In the event Hines or any Affiliate thereof is terminated under any service or other agreement (including, without limitation, the Management and Leasing Agreement) by Company or the Venture in accordance with the foregoing, the replacement service provider and the terms of its engagement shall be determined by Company.

      SECTION 3.03. Execution and Performance of Documents.

      Documents to which the Venture is a party shall be executed and/or performed on behalf of the Venture by all the Venturers or by the Managing Partner or the Property Manager, as the case may be, where the Venturers give the Managing Partner or the Property Manager, as the case may be, the right to do so. No Person shall be required to inquire into said authority of the Venturers or the Managing Partner or the Property Manager to execute and/or perform any document on behalf of the Venture where the Venturers give the Managing Partner or the Property Manager the express and specific right to do so. Except as otherwise expressly provided in this Agreement, no Venturer or representative thereof shall have the authority or right to bind or act for the Venture or any of the other Venturers.

      SECTION 3.04. Decisions by the Venturers/Venturer's Authority.

      (a) Hines and Company each shall act through either one of the respective Members it has appointed to oversee and make decisions with respect to their respective interests in the Venture. Upon notice to the other Venturer's Members, each of Hines or Company may at any time and for any reason substitute another person as its Member. If a particular Member should die, retire, withdraw for any reason or become disabled, the Venturer whom such Member represents shall designate a substitute Member within the following ten (10) business days. If during any period of time both Members representing a Venturer should die, retire, withdraw or for any reason become disabled the Venture shall make no further Major Decisions until at least one Member representing such Venturer shall have been substituted as set forth above.

Further, for any purpose a Member may be represented by a proxy appointed by a written, executed instrument or a telegram, telecopy or telex. Hines and Company initially designate as their respective Members:

      Hines:  Kenneth W. Hubbard or David G. Perry
      Company:  John S. Moody or Rodney C. Dimock

      In the event any Venturer shall Transfer a portion of its interest in the Venture to a third party in accordance with the provisions hereof, such third party shall not be entitled to its own Member but the transferring Venturer shall act for both itself and for the transferee of such interest.

      (b) The Members shall meet at least annually in Boston, Massachusetts or such other place Approved by the Venturers at a time and place acceptable to all Members. The Members shall merely be authorized representatives of the Venturer they represent and in such capacity shall have no liability to third parties. The Venture shall indemnify and hold harmless each Member from and against any claim, cost (including reasonable attorneys' fees), liability, judgment or cause of action which he may sustain or incur as a result of acting (or of having acted) as a Member, provided that such indemnification shall not encompass bad faith or any grossly negligent act or omission; and provided further that such indemnification shall extend only to a Member's capacity, as such, and accordingly shall not affect the liability which any

Member representing a Venturer, who may also be a general partner or officer of such Venturer, has as such general partner or officer.

      (c) Although a Venturer's organizational or internal documents or structure may require the taking of certain action or the obtaining of certain approvals in order for its Member to do certain acts, each Venturer represents that it will be solely responsible for taking such action and obtaining such approvals and that, prior to entering into any binding agreement or making any decision, its Member will be vested with all power, right and authority to bind, and make decisions on behalf of, such Venturer. Accordingly, the Venturers and any third party may rely without inquiry upon its dealings with the other Venturer's Member as being fully binding upon such other Venturer.

      SECTION 3.05. Budgets. In addition to the Annual Budget required under
Section 3.01(b), the Managing Partner shall furnish each Venturer within 20 days after the end of each month, a report prepared by Property Manager detailing the operations for the preceding month, including a comparison against the Annual Budget. The Managing Partner agrees to provide all such statements and reports in a timely manner and in a form acceptable to the Venturers and shall use its best efforts to insure that such statements and reports effectively analyze and detail the results of the operations for the period in question. All statements, financial reports and budgets shall be prepared in accordance with generally accepted accounting principles, consistently applied.

      On or prior to November 1 of each calendar year as a part of the Annual Budget, the Managing Partner shall also cause the Property Manager to prepare the following plans and guidelines for the Approval of the Venturers:

            (i) a detailed marketing plan which shall specify the minimum acceptable rentals for individual spaces, the maximum concessions for major and minor tenants, the minimum and maximum acceptable terms (including renewal options) for individual spaces and the estimated "tenant fit-up" cost per square foot (the "Marketing Plan"); and

            (ii) a detailed public relations plan (the "Public Relations Plan") which shall specify the advertising and public relations activities and actions which the Venture shall undertake.

       SECTION 3.06. Compensation and Expenses of Venturers and Venture. (a) Except as may be expressly provided for herein or in the Management and Leasing Agreement, the Administration Agreement or hereafter Approved by the Venturers, no payment will be made by the Venture to any Venturer for the services of such Venturer or any member, stockholder, director or employee of any Venturer.

      (b) Except as expressly provided herein, no Venturer shall be entitled to any compensation or reimbursement from the Venture or any other Venturer for expenses incurred in connection with the formation, business or affairs of the Venture.

      (c) Notwithstanding any provision of this Agreement to the contrary, Hines, Company and the TMP shall be entitled to reimbursement for out-of-pocket expenses actually incurred on behalf of the Venture, provided only that (i) the same are reasonable in amount and reasonably necessary or appropriate in the Venture business, (ii) notice of same is given to the other Venturers within thirty (30) days after such expense is incurred and (iii) same are consistent with the provisions of this Agreement and are reasonably approved by the other Venturer.

      SECTION 3.07. Contracts with Related Parties. After the date hereof and except as otherwise provided in Section 3.02, neither Property Manager nor any Venturer may contract with or employ on behalf of the Venture any person or entity which is an Affiliate of any Venturer in connection with the performance of any duties or providing any goods or services to the Venture specified in this Agreement unless Approved by the Venturers (or pursuant to an Annual Budget Approved by the Venturers provided such Annual Budget identifies such Affiliate).

      SECTION 3.08. Property Financing. (a) Notwithstanding Section 3.01(d)(2) and (3), Company may, unilaterally and without Approval of any other Venturer, accept a loan on behalf of the Venture secured by the Property (a "Property Financing") provided that such Property Financing meets or exceeds the following conditions:

            (i) The lender providing the Property Financing is an Institutional Lender that is not a Venturer or a Person related to a Venturer within the meaning of Section 465(b)(3)(C) of the Code or within the meaning of section 1.752-4(b) of the Regulations;

            (ii) The loan-to-value-ratio of the Property Financing does not exceed fifty-percent (50%) where the "loan amount" is the full amount committed by such Institutional Lender and the "value" is the appraised value of the Property as determined by an appraisal by or obtained for such Institutional Lender;

            (iii) The Property Debt Service Coverage Ratio of the Property Financing for each year of the term of the Property Financing is projected, in the good faith estimation of the Company, to be at least 1.75;

            (iv) The Property Financing shall be nonrecourse to the Venture and the Venturers in all material respects, such that the sole recourse of the Institutional Lender in the event of default thereunder shall be to the Property subject, however, to exclusions to such limitations on recourse for fraud, willful and intentional acts, and misappropriation of condemnation and insurance proceeds and/or the rents, profits and other income generated by the Property after a default which exclusions, if included, are subject to the approval of each Venturer which will have recourse liability therefor (such approval not to be unreasonably withheld or delayed);

            (v) The Property Financing does not contain provisions providing for any participation in the revenues of the Property, such as a participating mortgage loan or a loan with an equity kicker; and

            (vi) The fees and expenses of the Venture in obtaining the Property Financing (including all commitment fees, points, finder's fees and legal fees) do not exceed one and one-half percent (1.5%) of the loan amount.

            At such time as Company desires to obtain Property Financing that meets or exceeds the foregoing conditions, Company shall inform Hines in writing and prior to accepting any loan commitment or otherwise binding the Venture with respect to any such Property Financing, Company shall consult with Hines and allow Hines at least ten (10) business days to review and comment on any loan commitment for such Property Financing Company is otherwise prepared to accept on behalf of the Venture; provided, however, that Hines shall not have any right to disapprove any such loan commitment. The Company shall have the unilateral right without any further consent or Approval from any other Venturer to execute and deliver all documents necessary to consummate any such Property Financing, including, without limitation, a promissory note, mortgage, deed of trust, UCC financing and/or other similar interest mortgaging and pledging the Property to secure such loan, and such Property Financings shall for all purposes of the Agreement be deemed to be a loan or debt Approved by the Venturers. Any Property Financing not meeting or exceeding the foregoing conditions shall require the Approval of both of the Venturers in accordance with the terms of Section 3.01(c).

                                   ARTICLE IV
                          ACCOUNTING, CONTRIBUTIONS,
                         DISTRIBUTIONS AND ALLOCATIONS

      SECTION 4.01. Percentage Interests of Venturers. (a) Effective as of the Reallocation Date, each Venturer's interest in the Venture ("Percentage Interest") shall be as follows:

                              Company     91.5%

                              Hines        8.5%

      (b) The Venture shall determine and maintain "Capital Accounts" for each Venturer throughout the full term of the Venture in accordance with section 1.704-1(b)(2)(iv) of the Regulations. To the extent not inconsistent with these rules, the following provisions shall apply:

            (i) The Capital Accounts of the Venturers, determined as of the date of this Agreement after taking into account the contribution of the Permanent Loan as set forth in Section 4.02(a), shall be:

                  Company     $206,480,000.00

                  Hines       $19,181,000.00

            (ii) Thereafter, the Capital Accounts of the Venturers shall be adjusted by increasing such Capital Accounts by the sum of:

                  (A) The cumulative amount of cash that has been contributed to the capital of the Venture by such Venturer after the date of this Agreement;

                  (B) The agreed-upon net fair market value (as of the date of contribution) of all property (other than cash) that has been contributed to the capital of the Venture by such Venturer after the date of this Agreement; and

                  (C) The cumulative amount of "Profits" and all other items of income and gain for all years ending after the date of this Agreement and prior to the date of the determination that have been, or are required to be, allocated to such Venturer under Sections 4.06(b), (d), or (e);

      and decreasing such Capital Accounts by the sum of the following:

                  (A) The cumulative amount of cash that has been distributed to such Venturer after the date of this Agreement;

                  (B) The agreed-upon net fair market value (as of the date of distribution) of all property (other than cash) that has been distributed by the Venture to such Venturer as of such date; and

                  (C) The cumulative amount of "Losses" and all other items of loss and deduction for all fiscal years ending after the date of this Agreement and prior to the date of the determination that have been, or are required to be, allocated to such Venturer under Sections 4.06(c), (d), or (e).

      A Venturer's Capital Account shall also be increased or decreased as of such date to reflect any items described in Section 1.704-1(b)(2)(iv) of the Regulations, that are required to be reflected in such Venturer's capital account under such Regulations and which are not otherwise taken into account in computing such Capital Account under this Section 4.01(b).

      SECTION 4.02.  Capital Contributions.

      (a) Immediately after the acquisition of Company by Cornerstone, Company contributed the Permanent Loan to the capital of the Venture. Thereafter, the Permanent Loan was canceled and all rights and obligations under the Permanent Loan ceased to exist.

      (b) Intentionally deleted.

      (c) Intentionally deleted.

      (d) Intentionally deleted.

      (e) Intentionally deleted.

      (f) (i) Except as provided in the remaining provisions of this Section 4.02(f), no Venturer shall be obligated to contribute money to the Venture to restore any deficit in its Capital Account upon the liquidation of the Venture or of any Venturer's interest in the Venture.

            (ii)  Hines may elect, at the times and in the manner set forth in
      Section 4.02(f)(iv) below, to agree to restore all or a portion of the deficit in its Capital Account in accordance with the provisions of
      Section 4.02(f)(vi) below.

            (iii) Intentionally deleted.

            (iv) Hines may annually elect to restore all or a portion of the deficit in its Capital Account by delivering a written notice to the Venture and to the other Venturer setting forth the dollar amount of the deficit in its Capital Account which Hines agrees to restore pursuant to this Section 4.02(f) (the "Deficit Election"); provided, however, that a Deficit Election of Hines may not reduce the amount of the Capital Account deficit which Hines previously agreed to restore in a prior Deficit Election. The Deficit Election shall be delivered to the Venture no later than 60 days prior to the beginning of any fiscal year of the Venture.

            (v) Provided Hines has delivered a Deficit Election, Company may elect to agree to restore a portion of the deficit in its Capital Account in accordance with the provisions of Section 4.02(f)(vi) below, by delivering to the Venture and to the other Venturer(s) a Deficit Election no later than 30 days prior to the beginning of any fiscal year of the Venture if, in the view of counsel to Company, such election is necessary to allocate to Company, Losses and deductions in accordance with the provisions of Section 4.06(c).

            (vi) Provided a Venturer has delivered a Deficit Election under this
      Section 4.02(f), then if, upon the liquidation of the Venture, the liquidation of such Venturer's interest in the Venture or the sale of such Venturer's interest under the buy-sell procedure pursuant to Section 5.02, a Venturer shall have a deficit in its Capital Account, after giving effect to all adjustments to the Capital Account of such Venturer pursuant to Section 4.01(b), such Venturer shall contribute to the Venture cash in
      (X) the amount of such deficit or (Y) the amount specified in such Venturer's most recent Deficit Election, whichever is less. Contributions under this Section 4.02(f) shall be made by the end of the taxable year of the Venture in which the liquidation or sale of such Venturer's interest occurs (or, if later, within 90 days after the date of such liquidation or sale) and shall be used first to satisfy any amounts then owing by the Venture to its creditors to the extent such creditors have recourse to the assets of the Venturers and any remaining contributions shall be distributed to the Venturers having positive balances in their Capital Accounts in proportion to such positive balances.

            (vii) For purposes of this provision, the term "liquidation" shall have the meaning set forth in the first sentence of Regulation section 1.704-1(b)(2)(ii)(g), but shall not include a constructive liquidation of the Venture caused by a termination under section 708(b)(1) of the Code.

      (g) Intentionally deleted.

      (h) No Venturer shall be required to make any contributions to the Venture except as required by the provisions of this Section 4.02.

      SECTION 4.03.  Intentionally deleted.

      SECTION 4.04. Tax Status and Returns. (a) Notwithstanding any provisions hereof to the contrary, each of the Venturers hereby recognizes that the Venture will be a partnership for United States federal income tax purposes and that the Venture will be subject to all provisions of Subchapter K of Chapter 1 of Subtitle A of the Code; provided, however, that the filing of U.S. Partnership Returns of Income shall not be construed to extend the purpose of the Venture or expand the obligations or liabilities of the Venturers. At the request of any Venturer, the Venture shall file an election under section 754 of the Code.

      (b) Hines (as long as Hines, an Affiliated Entity of Hines or a Person Conrtolled by a member of the Hines Control Group is the Property Manager) or Company (in all other instances) shall prepare or cause to be prepared at the expense of the Venture all tax returns and statements, if any, which must be filed on behalf of the Venture regarding this transaction and the operation, dissolution and liquidation of the Venture with any taxing authority, and shall submit such returns and statements to all of the Venturers for their prior approval at least 30 days before such returns and statements are due (including extensions), and when Approved by the Venturers, make timely filing thereof. In addition, within 120 days after the end of each fiscal year of the Venture, Hines (as long as Hines, an Affiliated Entity of Hines or a Person Controlled by a member of the Hines Control Group is the Property Manager) or Company (in all other instances) shall furnish each Venturer with a report setting forth in sufficient detail all data and information regarding the business and affairs of the Venture as shall enable the Venture and each Venturer to prepare its federal, state and local tax returns.

      (c) (i) Company is designated tax matters partner (herein "TMP") as defined in section 6231(a)(7) of the Code and the Venturers will take such actions as may be necessary, appropriate, or convenient to effect the designation of Company as TMP. In the event that Company shall no longer be a Managing Partner, then Hines shall be the TMP for all taxable years beginning with the year during which Company ceases to be a Managing Partner. The TMP and the other Venturers shall use their best efforts to comply with the responsibilities outlined in this section and in Sections 6222 through 6231 of the Code (including any Regulations promulgated thereunder). In determining the TMP's responsibilities under Section 6223(g) of the Code, the term "each partner" shall be deemed to mean "each Venturer".

            (ii) Hines shall furnish Company with such information as Company shall reasonably request to permit it to provide the Internal Revenue Service with sufficient information to allow proper notice to the parties in accordance with Section 6223 of the Code.

            (iii) As TMP, the Company covenants and agrees with the other Venturers that (i) after the receipt of a final partnership administrative adjustment for a taxable year, the Company will not file a "petition for readjustment of the partnership items", within the meaning of Section 6226 of the Code, in any court other than the United States Tax Court, without the consent of the other Venturers and (ii) the Company will not agree, pursuant to Section 6229(b)(l)(B) of the Code, to extend the period for assessing any tax imposed by subtitle A of the Code with respect to any person which is attributable to any partnership item (or affected items) of the Venture without the consent of all of the Venturers. In the event any other Venturer becomes a TMP, such Venturer shall be bound by this provision.

            (iv) No Venturer shall file, pursuant to section 6227 of the Code, a request for an administrative adjustment of partnership items for any partnership taxable year without first notifying the other Venturers. If the other Venturers agree with the requested adjustment, the TMP shall file the request for administrative adjustment on behalf of the Venture. If the Venturers do not reach agreement within thirty days or within the period required to timely file the request for administrative adjustment, if shorter, any Venturer may file a request for administrative adjustment on its own behalf. If, under section 6227 of the Code, a request for administrative adjustment which is to be made by the TMP must be filed on behalf of the Venture, the TMP shall also file such a request on behalf of the Venture under the circumstances set forth in the preceding sentence.

            (v) If any Venturer intends to file a petition under section 6226 or 6228 of the Code with respect to any partnership item or other tax matter involving the Venture, the Venturer so intending shall notify the other Venturers of such intention and the nature of the contemplated proceeding. Such notice shall be given in a reasonable time to allow the other Venturers to participate in the choosing of the forum in which such petition will be filed. If the Venturers do not agree on the appropriate forum, the petition shall be filed with the United States Tax Court. If any Venturer intends to seek review of any court decision rendered as a result of the proceeding instituted under the preceding part of this subsection, such party shall notify the others of such intended action.

            (vi) The TMP shall not bind the other Venturers to settlement agreement without the Approval of the Venturers. If any Venturer enters into a settlement agreement with the Secretary of the Treasury with respect to any partnership items, as defined by section 6231(a)(3) of the Code, it shall notify the other Venturers of such settlement agreement and its terms within thirty days from the date of settlement.

            (vii) These provisions shall survive the termination of the Venture or the termination of any Venturer's interest in the Venture and shall remain binding on the Venturers for a period of time necessary to resolve with the Internal Revenue Service or the Department of the Treasury any and all matters regarding the Federal income taxation of the Venture and each of the Venturers with respect to Venture matters.

      (d) Each Venturer (and any transferee of such Venturer) shall timely file and shall use its best efforts to cause any of its Affiliates timely to file any election permitted by law if, in the opinion of tax counsel for such Venturer (or such Affiliate), the timely filing of such an election:

            (i) would prevent the Venture's assets from being treated in whole or in part as "tax-exempt use property" within the meaning of Code section 168(j) (or any successor provision thereto); and

            (ii) would not create a significant risk that such Venturer or any of its Affiliates shall, as a result of the filing of such election, become subject to a more onerous tax burden than the burden to which they would have been subject had such an election not been made.

      Such Venturer and its Affiliates shall be reimbursed by the Venture for any reasonable expenses, including reasonable attorneys' fees, which they incur in the determination of whether to make such election and the preparation and filing of any such election.

      SECTION 4.05. Distributions. (a) For purposes of this Agreement, the "Net Cash Flow" of the Venture shall be computed in accordance with accepted cash basis accounting principles, consistently applied, by deducting the sum of the amounts described in (ii) and (iii) below from the amounts described in (i) below:

            (i) The gross cash (or cash equivalent) receipts (other than Sales or Refinancing Proceeds and capital contributions by the Venturers) (computed in accordance with accepted cash basis accounting principles, consistently applied) derived by the Venture, any of the Venturers, Property Manager or any other person on behalf of the Venture from all sources whatsoever as a direct or indirect result of the ownership or operation of the Property or the operation of the Venture including, but not limited to the gross amounts received as rent, prepaid rent, additional rent, the proceeds of rent insurance, fees, charges or otherwise (excluding security deposits unless such security deposits are applied as payment of rent or forfeited upon default under a lease), sundry receipts, concessionaire receipts, interest on deposits provided that such interest is not the property of tenants by lease or local law, the net amount of any refund of impositions of tax applicable to any period of this Agreement (to the extent that the Venture is not required to remit such refund to tenants), the proceeds of any sale of personal property or fixtures now or hereafter located on the Property, but specifically excluding any capital contribution by the Venturers.

            (ii) The Operating Expenses of the Venture. For purposes of this Agreement, the term "Operating Expenses" shall mean the operating expenses actually paid by the Venture, computed in accordance with accepted cash basis accounting principles, consistently applied, for costs of: the maintenance, management, operation, repair and replacement of any portion of the Property except to the extent financed by borrowings of the Venture, amounts paid by the Venture (including reimbursements) to the Property Manager under the Management and Leasing Agreement or to the Administrator under the Administration Agreement, accountants, attorneys or other agents for services rendered in connection with the operation of the Property, and all other costs specifically designated by or in accordance with the provisions hereof to be Operating Expenses. Operating Expenses shall include the costs of or charges for the following by way of illustration but not limitation: interest and other periodic amortization, if any, on any indebtedness of the Venture Approved by the Venturers, whether or not secured by a lien on the Property, together with all other costs incurred in connection with any such indebtedness or lien; promotional and advertising costs; leasing commissions; real estate taxes and assessments; all taxes upon the gross or net rental income of the Venture derived from the Property; water and sewer charges; linkage payments (or the alternative thereto) to the City or the BRA under the Sale and Construction Agreement; insurance premiums; licenses, permits and inspections (excepting building permits and inspections relating to the initial construction of the Improvements); heat, light and power; janitorial services; building staff; garbage services; costs of providing air-conditioning; costs of supplies, materials, equipment and tools; and the cost to the Venture of contesting by appropriate proceedings the applicability to the Property or the validity of any statute, ordinance, rule or regulation affecting the Property which might increase Operating Expenses; provided, however, that Operating Expenses shall not include depreciation, amortization of previously capitalized expenditures or any other expense not involving a cash expenditure by the Venture or any amounts paid from funds specifically excluded from the gross cash receipts specified in Section 4.05(a)(i).

            (iii) A reasonable reserve for contingencies, accrued but unpaid Operating Expenses, and the general working capital requirements of the Venture as Approved by the Venturers.

      (b) Within 10 days after the close of each calendar month, the Venture shall distribute or otherwise apply the Net Cash Flow realized for the preceding calendar month to the Company and Hines in proportion to their relative Percentage Interests.

      (c) Sales or Refinancing Proceeds shall be distributed or otherwise applied to Company and Hines in proportion to their relative Percentage Interests.

      (d) Anything in this Agreement to the contrary notwithstanding, in the event of a liquidation of the Venture, the proceeds of such liquidation remaining after the payment of or provision for the debts and liabilities of the Venture shall be applied in accordance with the following order of priority:

            (i) First, to the payment of the expenses of liquidation;

            (ii) Next, to the setting up of any reserves which the remaining Venturers may deem necessary or appropriate for any contingent or unforseen liabilities or obligations of the Venture (said reserves may be transferred by the remaining Venturers to a bank or trust company acceptable to the remaining Venturers, as escrowee, to be held by it for distributing such reserves in payment of any of the aforementioned liabilities or obligations) and at the expiration of such period as the remaining Venturers shall deem advisable, if any, thereafter remaining in the manner provided herein;

            (iii) Thereafter, to the Venturers in proportion to their Percentage Interests.

      SECTION 4.06. Allocations of Profits, Gains and Losses. (a) Definitions. For purposes of this Section 4.06, the following terms shall have the following meanings:

            (i) Adjusted Capital Account Deficit. The "Adjusted Capital Account Deficit" of any Venturer means, as of any particular date, the deficit balance, if any, in such Venturer's Capital Account as of such date, as determined in the manner provided in Section 4.01 and by then adjusting such Capital Account as so determined as follows:

                  (A) Such Capital Account shall be increased to reflect the amount, if any, which such Venturer is obligated to restore to the Venture under any provision of this Agreement or is deemed to be obligated to restore pursuant to Sections 1.704-2(g) and 1.704-2(i)(5) of the Regulations; and

                  (B) Such Capital Account shall be reduced to reflect any items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6) of the Regulations.

            (ii) Profits and Losses. The "Profits" and "Losses," as the case may be, of the Venture for each year shall be an amount equal to the Venture's taxable income or taxable loss under Section 703(a) of the Code and
      Section 1.703-1 of the Regulations (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to
      Section 703(a)(1) of the Code shall be included in taxable income or loss), but with the following adjustments:

                  (A) Any tax-exempt income, as described in Section
            705(a)(1)(B) of the Code, realized by the Venture during such year shall be taken into account in computing such taxable income or taxable loss as if it were taxable income.

                  (B) Any expenditures of the Venture described in Section
            705(a)(2)(B) of the Code for such year, including any items treated under Section 1.704-1(b)(2)(iv)(i) of the Regulations as items described in Section 705(a)(2)(B) of the Code, shall be taken into account in computing such taxable income or taxable loss as if they were deductible items.

                  (C) Any items that are specially allocated pursuant to
            Sections 4.06(e) shall not be taken into account in computing such taxable income or taxable loss.

      (b) Allocation of Profits. Profits for any year of the Venture shall be allocated as follows:

            (i) First, to the Venturers in proportion to, and to the extent of, the negative balances, if any, in their respective Capital Accounts as of the last day of such year; and then

            (ii) To the Venturers in proportion to their respective Percentage Interests.

      (c) Allocation of Losses. Losses for any year of the Venture shall be allocated to the Venturers in proportion to their respective Percentage Interests. Notwithstanding the preceding sentence, to the extent any Losses allocated to a Venturer hereunder would cause such Venturer (hereafter, a "Restricted Venturer") to have an Adjusted Capital Account Deficit as of the end of the year to which such Losses relate, such Losses shall not be allocated to such Restricted Venturer and instead shall be allocated to the other Venturer (hereafter, a "Permitted Venturer") in proportion to, and to the maximum extent that, the amounts in which such Losses may be allocated to the Permitted Venturer without causing it to have an Adjusted Capital Account Deficit.

      (d) Special Allocations. The following special allocations shall be made in the following order:

            (i) Minimum Gain Chargeback. If there is a net decrease in "partnership minimum gain" (as that term is defined in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations) during any year, each Venturer shall be specially allocated items of Venture income and gain for such year in an amount equal to that Venturer's share of the net decrease in partnership minimum gain. Allocations pursuant to the previous sentence shall be made in accordance with Section 1.704-2(f)(6) of the Regulations. This Section 4.06(d)(i) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

            (ii) Partner Minimum Gain Chargeback. If there is a net decrease in "partner nonrecourse debt minimum gain" (as that term is defined in Sections 1.704-2(i)(2) and (3) of the Regulations) during any year, each Venturer who has a share of that partner nonrecourse debt minimum gain as of the beginning of the year shall, to the extent required by Section 1.704-2(i)(4) of the Regulations, be specially allocated items of Venture income and gain for such year (and, if necessary, subsequent years) equal to that Venturer's share of the net decrease in partner nonrecourse debt minimum gain. Allocations pursuant to the previous sentence shall be made in accordance with Section 1.704-2(i)(4) of the Regulations. This Section 4.06(d)(ii) is intended to comply with the requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

            (iii) Qualified Income Offset. If any Venturer unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or
      1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Venture income and gain shall be specially allocated to each such Venturer in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Venturer as quickly as possible, provided that an allocation pursuant to this Section 4.06(d)(iii) shall be made only if and to the extent that such Venturer would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 4.06 have been tentatively made as if this
      Section 4.06(d)(iii) were not in the Agreement.

            (iv) Gross Income Allocation. If any Venturer has a deficit capital account at the end of any year that is in excess of the sum of (i) the amount such Venturer is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Venturer is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g) and 1.704-2(i)(5), each such Venturer shall be specially allocated items of Venture income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.06(d)(iv) shall be made only if and to the extent that such Venturer would have a deficit capital account in excess of such sum after all other allocations provided for in this Section 4.06 have been made as if Sections 4.06(d)(iii) and (iv) were not in the Agreement.

            (v) Nonrecourse Deductions. "Nonrecourse deductions" (as that term is defined in Sections 1.704-2(b)(1) and (c) of the Regulations) for any year or other period shall be specially allocated to the Venturers in proportion to their respective Percentage Interests.

            (vi) Partner Nonrecourse Deductions. "Partner nonrecourse deductions" (as that term is defined in Section 1.704-2(i) of the Regulations) for any year or other period shall be specially allocated to the Venturer who bears the economic risk of loss with respect to the "partner nonrecourse debt" (as that term is defined in Section 1.704-2(b)(4) of the Regulations) to which such partner nonrecourse deductions are attributable, in accordance with Regulations Section 1.704-2(i)(1).

            (vii) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining capital accounts, the amount of such adjustment to capital accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Venturer in a manner consistent with the manner in which their capital accounts are required to be adjusted pursuant to such Section of the Regulations.

      (e) Curative Allocations. The allocations set forth in Section 4.06(d) hereof (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Venturers that, to the extent possible, all Regulatory Allocations that are made be offset either with other Regulatory Allocations or with special allocations pursuant to this
Section 4.06(e). Therefore, notwithstanding any other provision of this Section
4.06 (other than the Regulatory Allocations), the Company, as Managing Partner, shall make such offsetting special allocations in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Venturer's capital account balance is, to the extent possible, equal to the capital account balance such Venturer would have had if the Regulatory Allocations were not part of this Agreement and all Venture items were allocated pursuant to Sections 4.06(b) and (c). In exercising its discretion under this Section 4.06(e), the Managing Partner shall take into account future Regulatory Allocations under Sections 4.06(d)(i) and (ii) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 4.06(d)(v) and (vi).

      (f) Section 704(c) Allocation. Any item of income, gain, loss, and deduction with respect to any property (other than cash) that has been contributed by a Venturer to the capital of the Venture and which is required to be allocated to the Venturers for income tax purposes under Section 704(c) of the Code so as to take into account the variation between the tax basis of such property and its agreed upon fair market value at the time of its contribution shall be allocated to the Venturers for income tax purposes in the manner so required or permitted. In addition, any deduction to which the Venture is entitled in a year with respect to any accrued but unpaid item transferred to the Venture by a Venturer that is required to be allocated to the Venturers under Section 704(c)(3) of the Code shall be allocated in the manner so required.

      SECTION 4.07. Accounting. (a) The fiscal year of the Venture shall be the calendar year.

      (b) The Managing Partner shall cause the Venture to maintain true and correct books and records of the Venture in accordance with generally accepted accounting principles, consistently applied, showing all costs, expenditures, receipts, assets and liabilities and profits and losses and all other records necessary, convenient or incidental to accurately record the business and affairs of the Venture. The books of account of the Venture shall be kept and maintained at all times at the Venture's principal place of business or such other place or places Approved by the Venturers. The books of account shall be maintained on an accrual basis of and such method of accounting shall be used for federal income tax reporting purposes.

      (c) The Venturers agree that the Venture's certified public accountants shall be Coopers & Lybrand LLP or such other independent firm of certified public accountants as Approved by the Venturers from time to time (the "Accountant"); provided, however, that the termination of Coopers & Lybrand LLP as the Accountant of the Venture shall be Approved by the Venturers. On or before January 30 of each year, Hines (as long as Hines, an Affiliated Entity of Hines or a Person Controlled by a member of the Hines Control Group is the Property Manager) or Company (in all other instances) shall deliver to the Accountant the information necessary to prepare an audited Balance Sheet, Statement of Income or Loss and Statement of Change in Financial Position of the Venture for the prior fiscal year. Thereafter, Hines (as long as Hines, an Affiliated Entity of Hines or a Person Controlled by a member of the Hines Control Group is the Property Manager) or Company (in all other instances) shall respond to any additional inquiries or provide additional documentation required by the Accountant and will use its best efforts to cause the Accountant to prepare and furnish to each of the Venturers, within 60 days after the close of each fiscal year, an audited balance sheet of the Venture dated as of the end of the fiscal year, and a related audited statement of income or loss for the Venture for such fiscal year. Hines (as long as Hines, an Affiliated Entity of Hines or a Person Controlled by a member of the Hines Control Group is the Property Manager) or Company (in all other instances) shall furnish to the other Venturers such other reports on the Venture's operations and condition as may be reasonably requested by either such Venturer.

      (d) Each Venturer shall have the right at all reasonable times during usual business hours to audit, examine and make copies of or extracts from the books of account of the Venture. Such right may be exercised through any agent or employee of such Venturer designated by it or by an independent firm of certified public accountants designated by such

Venturer. Each Venturer shall bear all expenses incurred in any examination made for such Venturer's account unless there is an error of more than 3% in such books of account (including the computation of Net Cash Flow of the Venture for any fiscal year) in which event the Venture shall reimburse such Venturer for its costs and expenses. In addition, if the Venture can qualify to forego payment of any withholding taxes by preparing and filing the appropriate forms, the Venture shall prepare and file such forms.

      SECTION 4.08. Bank Accounts. Funds of the Venture shall be deposited in an account or accounts of a type, in form and name Approved by the Venturers in Mellon Bank or another bank or banks Approved by the Venturers. Withdrawals from bank accounts shall be made only by parties Approved by the Venturers.

                                   ARTICLE V
                             TERM AND TERMINATION

      SECTION 5.01. Term. The Venture commenced on May 29, 1986 and shall continue until May 29, 2061 or until sooner terminated in accordance with the provisions of this Article V, which provisions shall not be mutually exclusive, i.e., the exercise or use of one of the provisions of this Article shall not preclude the exercise or use of any other provisions of this Agreement except as in this Article V expressly provided. No Venturer shall have the right and each Venturer hereby agrees not to dissolve, terminate or liquidate, or to petition a court for the dissolution, termination or liquidation of, the Venture except as provided in this Agreement.

      SECTION 5.02. Voluntary Termination-Buy/Sell. (a) Either of Company or Hines (the "Offeror") shall, subject to the conditions herein provided and only at the time specified in Section 5.02(b), have the right to withdraw from the Venture by giving notice of such intention to withdraw to the other Venturer (the "Offeree") and, in addition, by delivering to the Offeree an offer in writing (the "Offer") stating the cash price (determined as set forth below) at which the Offeror would be willing to purchase or sell an undivided 100% interest in the Property. The price set forth in the Offer (the "Offer Price") shall be the positive or negative amount which, in the Offeror's sole and absolute opinion, is equal to the difference between (x) the value of the Property free and clear of any mortgages, deeds of trust and other liens and encumbrances and (y) the aggregate unpaid principal balance plus accrued and unpaid interest and charges (including, without limitation, prepayment premiums), if any, of the mortgages, deeds of trust and other liens and encumbrances affecting the Property as of the date of the Offer subject to which the Property would be conveyed (the "Surviving Mortgages"). In each instance all Surviving Mortgages shall be described in the Offer.

      If the Improvements have been damaged or if there is a condemnation or other taking for a public purpose pending, the Offer shall state whether or not the Offer Price specified is contingent upon the Improvements being fully repaired and whether or not the condemnation or other taking has been taken into account in the calculation of the Offer Price. The Offer shall also specify as to whether the Offer is contingent upon the Property being repaired and restored prior to the closing, or whether the purchasing party will agree to accept the Property in an unrepaired or unrestored condition and an assignment of the insurance proceeds or condemnation award. The Managing Partner or the Property Manager, as the case may be, shall furnish, or where appropriate, make available to the Offeror and the Offeree, or use its best efforts to obtain from third parties such certificates, documents and information as the Offeror and the Offeree may reasonably request in order to enable the Offeror to prepare the Offer and compute the Offer Price and the Offeree to make the decision described in
Section 5.02(c).

      (b) Neither Venturer may make the Offer to buy or sell described in
Section 5.02(a) at any time prior to November 1, 2007.

      (c) Upon receipt of an Offer given and delivered pursuant to Section 5.02(a), each Offeree shall be obligated to elect in accordance with the provisions of Section 5.02(e), either to purchase the Offeror's entire interest in the Venture or to sell to the Offeror the entire interest of such Offeree in the Venture, in either case for a purchase price determined in the manner set forth below in Section 5.02(d) and payable in cash at the closing described in
Section 5.03.

      (d) The purchase price payable for any purchase and sale of an interest of a Venturer shall be equal to the amount of Sales or Refinancing Proceeds, if any, that would have been distributed to such Venturer in accordance with the provisions of Section 4.05(c), subject to reduction as provided in 4.02(e) to take into account, under certain circumstances, any negative Capital Account balance, had the Property been sold for an amount equal to the Offer Price.

      (e) An Offeree shall give written notice of its election to the Offeror within 60 days after receipt of the Offer. Failure of an Offeree to give notice that such Offeree has elected to purchase the Offeror's entire interest in the Venture shall be conclusively deemed to be an election of such Offeree to sell such Offeree's entire interest in the Venture to the Offeror. In the event that an Offeree elects to sell its interests in the Venture to the Offeror, the Offeror shall purchase the interest of the Offeree.

      (f) If, by virtue of the election of the Offeror or Offeree to purchase the selling Venturer's interest in the Venture pursuant to this Section 5.02, the holder of any loan encumbering the Property has the right to, and notifies the Venture of its intent to accelerate such loan, it shall be a condition to the Closing that the purchasing Venturer repay such loan (plus any deferred and accrued and unpaid interest thereon) at the Closing and the failure to do so will constitute such Venturer a Defaulting Venturer. The purchasing Venturer who shall be a Defaulting Venturer agrees to indemnify the selling Venturer and its Affiliates and hold each of them harmless from and against any damage, loss or liability to any of them as a result of the indemnifying party's failure to repay such loan at the Closing in accordance with the provisions hereof.

      (g) If, following an election or a deemed election by an Offeree to purchase or sell its interest, the purchasing Venturer fails to consummate the purchase in accordance with Section 5.03, the purchasing Venturer shall be deemed a Defaulting Venturer. The selling Venturer, in addition to all other rights and remedies available at law or in equity against the Defaulting Venturer (as set forth in Section 5.08), shall have the right (but not the obligation) (i) to purchase the interest of the Defaulting Venturer in the Venture as if the Defaulting Venturer had made an election to sell its interest in the Venture pursuant to Section 5.02(c) or (ii) to sell the Property to a bona fide third party who is not an Affiliate of any Non-Defaulting Venturer without the consent of the Defaulting Venturer.

      SECTION 5.03. Closing. (a) The closing ("Closing") of any sale pursuant to this Article V (other than pursuant to Section 5.05) shall be held at a mutually acceptable place, on a mutually acceptable date but not more than 90 days after receipt by the Offeror of the Offeree's written notice of election, or the expiration of the time during which the Offeree is entitled to elect, as provided in Section 5.02(e). However, within 45 days after such receipt or expiration, there shall be a preliminary closing at which the Venturers shall negotiate the form of the instruments and documents that are reasonably necessary and desirable to effectuate the sale and transfer to the purchasing party(ies).

      (b) At the Closing, an assignment and, if requested by the purchasing party, a bill of sale (both with covenants against grantor's acts) from the selling Venturer to the purchasing party of the selling Venturer's interest therein, together with such other instruments and documents as may be reasonably necessary or desirable to effectuate the sale and transfer to the purchasing party, shall be deposited in escrow under an escrow agreement and with an escrow agent which has been approved by the Venturers, which approval shall not be unreasonably withheld. If there is any dispute between the parties, the title company which issued a fee title policy to the Venture shall act as the escrow agent. The instruments and documents to be deposited in escrow at the Closing shall be legally sufficient to convey all of the selling Venturer's interest in the Venture to the purchasing party, free and clear of all mortgages, deeds of trust, liens and encumbrances, and, at such time, the Property shall be free and clear of all mortgages, deeds of trusts, liens and encumbrances except the Surviving Mortgages. The purchase price shall be paid to the selling Venturer by federal wire transfer of "same day" funds to an account designated by the selling Venturer. At Closing, all prepaid expenses of the Venture, including, without limitation, lease payments, advance payments on service and maintenance contracts and similar items, shall be calculated, and to the extent any prepayment relates to a period beyond Closing, the selling Venturer's pro rata share (based on the Percentage Interest of such Venturer) shall be credited to the purchase price. All accrued but unpaid expenses of the Venture, including, without limitation, interest and contract and other payments made in arrears, shall be calculated, and to the extent any such accrued expenses relate to the period prior to Closing, the selling Venturer's pro rata share (based on the Percentage Interest of such Venturer) shall be debited against the purchase price at Closing. To the extent the Venture has undistributed Net Cash Flow, the selling Venturer's distributive share(s) thereof shall be credited to the purchase price at Closing and any funds received by the Venture after Closing which are attributable to periods prior to Closing and were not included in the computation of Net Cash Flow shall be prorated between the Venturers and the selling Venturer's share shall be paid to it upon receipt by the Venture.

      (c) In the event there are any conveyance, transfer or similar taxes payable as an incident to the conveyances at the preliminary closing or the Closing, such taxes shall be expenses of the Venture. In the event that any title insurance company insuring the title of the Venture to the Property shall refuse to endorse its policy of title insurance to reinsure the Venture's title to the Land and the Improvements effective immediately after the transfer to the purchasing Venturer without exception other than as set forth in the original policy of title insurance (other than exceptions for real estate taxes, rights of tenants in possession, as tenants only, any Surviving Mortgages, any easements created by the Venture in favor of utility suppliers providing utility service to the Venture, and any other matter Approved by the Venturers at any time or from time to time), then the assignment from the selling Venturer to the purchasing Venturer shall contain general warranties of its title to its interest in the Venture and the Land and Improvements.

      (d) The purchasing Venturer shall have the right, within its sole and absolute discretion, to cause its nominee or designee to acquire the selling Venturer's interest in the Venture at the Closing but nothing herein shall relieve the purchasing Venturer of its other obligations hereunder. Any such designee shall, upon Closing, become a Venturer only if expressly approved and consented to by the purchasing Venturer.

      SECTION 5.04. Assumption of Liabilities. (a) At the Closing held pursuant to this Article (other than pursuant to Section 5.05), the purchasing Venturer shall, by a legally enforceable agreement, assume the payment of all obligations of the Venture accruing after Closing, including, without limitation, any indebtedness under any lien on the Property identified in the Offer to the extent that the Venturers have personal liability therefor.

      (b) If, at the time of the purchase of the Venture interest, the Property is subject to any mortgage, deed of trust, lien or encumbrance, other than a Surviving Mortgage, the purchasing Venturer shall discharge, assume, or take subject to such mortgage, deed of trust, lien or encumbrance and reduce the amount of the Offer by the amount of money as would be required to discharge such mortgage, deed of trust, lien or encumbrance (including, without limitation, any and all prepayment premiums or penalties)with an appropriate reduction in the purchase price under Section 5.02(d). In addition, if such an encumbrance shall have been placed by the selling Venturer in contravention of the terms and provisions of this Agreement, then the purchasing Venturer shall also have all of the rights provided in this
Article V with respect to a default by any Venturer.

      (c) If the Improvements are damaged by fire or other casualty, or if any party possessing the right of eminent domain or such similar right (including the BRA pursuant to its remedies set forth under the Sale and Construction Agreement) shall give notice of an intention to take or acquire a substantial part of the Land or any part of the Improvements, and such damage occurs, or such notice is given between the date of the Offer and the Closing, the following shall apply:

            (i) If the Improvements are damaged by an insured casualty (or an uninsured casualty not resulting in significant damage, which for the purposes of this subsection only shall mean damage the cost to repair of which would not exceed $1,000,000), or if the taking or acquisition shall not involve a substantial portion of the Land or any part of the Improvements resulting in any other substantial reduction in income, then the purchasing Venturer shall be required to complete the transaction and accept an assignment of the insurance or condemnation proceeds, in which case the purchase price shall be reduced by the amount of the uninsured casualty, if any, and shall be further reduced by the sum of all deductible amounts specified under the policies of insurance.

            (ii) If the Improvements are damaged by an uninsured casualty resulting in significant damage, or if the taking or acquisition shall or may result in a substantial reduction in the income producing capacity of the Property, then the purchasing Venturer shall have the option to either
      (1) accept the Venture interest with the Property in an "as is" condition together with any insurance proceeds, settlements and awards (in which case the purchase price shall be reduced by the sum of all deductible amounts specified under policies of insurance), or (2) cancel the purchase.

      In the event that the purchase is canceled by the purchasing Venturer in accordance with this Section 5.04(c), the terms of this Agreement shall remain in effect and continue to be binding on the parties.

      SECTION 5.05. Right of First Offer. (a) (i) If Company or Hines wishes to offer for sale all or any portion of its interest in the Venture (the "Offeror's Interest") to a Person other than Venturer or Affiliated Entity of a Venturer (the "Third Party") or receives an offer from a Third Party which it is willing to accept, other than an entity which is directly or indirectly part of a Prohibited Syndication Offering (which shall be prohibited under any circumstances), then such Venturer (the "Offeror") shall give prompt notice in writing to the other Venturer (the "Offeree"), setting forth the Percentage Interest being offered for sale, the name and address of the Third Party, the price and other terms of the proposed offer of sale (the "Terms of Sale") and such financial and other information regarding the Third Party as the Offeree may reasonably request. The Terms of Sale shall not provide for (a) any payment to be made which is not legal tender or (b) any security or collateral to be given other than a lien on an interest of a Venturer.

            (ii) The giving of such notice by the Offeror to the Offeree shall constitute an offer by the Offeror to sell or transfer the Offeror's Interest to the Offeree upon the same terms and conditions as contained in the Terms of Sale. Within 10 business days after receipt of such notice, the Offeree shall request any and all further information regarding such offer as Offeree may reasonably require in order to fully evaluate the Offer.

            (iii) Within 60 days after the Offeror has supplied all requested information to the Offeree (the "election period"), Offeree may elect (by sending notice to the Offeror) to purchase or acquire the Offeror's Interest upon the same terms and conditions as contained in the Terms of Sale. If the Offeree elects to purchase the Offeror's Interest, then on the closing date (which date shall be the date set forth in the Offeree's notice of election to the Offeror but shall not be sooner than 15 days nor later than 90 days after the date of the giving of such notice of election), Offeror shall convey, transfer and assign to Offeree (by instruments prepared by Offeror's attorneys and in form and substance reasonably satisfactory to Offeree's attorneys) all or the appropriate portion of Offeror's Interest upon the same terms and conditions as contained in the Terms of Sale (subject to the condition imposed by paragraph (v) below).

            (iv) If the Offeree shall fail to exercise its right to purchase the entire Offeror's Interest or, if for any other reason the Offeree does not elect to purchase the entire Offeror's Interest, the Offeror may sell or transfer the entire Offeror's Interest to the Third Party only, provided
      (A) such sale or transfer is made on no more favorable terms and conditions than those set forth in the Terms of Sale, (B) such sale or transfer is consummated within 180 days after the expiration of the election period, and (C) such sale or transfer is not, directly or indirectly, part of a Prohibited Syndication Offering. In the event that such sale to the Third Party is not consummated in accordance with this
      Section 5.05 or the Offeror wishes to sell to someone other than the Third Party listed in the Terms of Sale, the provisions of this Section 5.05 shall be applicable as if the previous Terms of Sale had never been submitted.

            (v) If, by virtue of the election of the Offeree to purchase the Offeror's Interest in accordance with the provisions of this Section 5.05, the holder of any loan encumbering the Property has the right to, and notifies the Venture of its intent to accelerate such loan, it shall be a condition to the closing that the Offeree repay such loan (plus any deferred and accrued and unpaid interest thereon) at the closing of the sale of the Offeror's Interest.

            (vi) The failure of Offeree to repay such loan in accordance with
      Section 5.05(a)(v) above shall make such Offeree a Defaulting Venturer as defined in Section 5.08 hereof. Furthermore, regardless of whether the Offeror is then a Venturer, such Offeree who shall be a Defaulting Venturer agrees to indemnify the Offeror and its Affiliates and hold each of them harmless from and against any damage, loss or liability to any of them as a result of the failure of the indemnifying party to repay such loan in the amount indicated herein at the time specified herein for such repayment.

      (b) In the event of a sale to the Offeree or to a Third Party by the Offeror permitted under Section 5.05, the Venture shall not be dissolved or wound up but instead shall continue as before with, however, the replacement of the Third Party or the Offeree as the successor in interest to the Offeror's Interest or as a Venturer with an increased Percentage Interest, as the case may be. No such sale shall relieve the Offeror from any of its obligations under this Agreement accruing prior to such sale. Notwithstanding the foregoing, as a condition to any sale by the Offeror to a Third Party, such Third Party must execute this Agreement (as it may have been amended), or a separate consent thereto, and agree to be bound by all of its terms and provisions; provided, however, that such Third Party shall (i) neither become a Managing Partner by virtue of its purchase of a Venturer's Percentage Interest nor (ii) have any rights to participate in the management or decision-making of the Venture or to vote on any Major Decisions, unless Company and Hines agree otherwise. In the event Company transfers more than 50% of its Percentage Interest as of November 1, 1997 (91.5%) to the Offeree or to a Third Party pursuant to this Section 5.05 or otherwise, then from and after the date on which such transfer is consummated, Company shall no longer have the right or authority granted under the second sentence of Section 3.01(a) hereof to take all actions to be taken by "the Managing Partner" hereunder and Hines shall thereafter have all such right and authority, provided, however, that Company shall continue to remain a Managing Partner of the Venture and shall have the right to participate in the management and decision-making process of the Venture and to vote on Major Decisions as provided herein with respect to all Venturers.

      SECTION 5.06. Liquidation and Distribution Procedure. (a) Effective upon the deposit in escrow of the documents of transfer and the purchase price pursuant to Section 5.03, at the election of the purchasing Venturer, the Venture shall be deemed dissolved. In such event the Venture's business and affairs shall be wound up, its just debts and obligations paid and its remaining assets, if any, distributed to the remaining Venturers in accordance with Section 4.05(d).

      (b) In the event of a liquidation and dissolution as a result of the occurrence of an Event of Dissolution pursuant to Section 5.07 hereof or a default pursuant to Section 5.08 hereof, the Withdrawing Venturer or the Defaulting Venturer, as the case may be, shall have no power or authority to bind the Venture or the other Venturer but shall assist the remaining Venturer in the dissolution and winding up of the Venture and the distribution of the assets thereof. Upon such distribution and winding up, the parties hereto shall be relieved of all obligations hereunder except for obligations, duties or rights which have not been determined or ascertained as of the date of such termination and for rights or remedies which a Non-Defaulting Venturer may have against a Defaulting Venturer in law or equity. The winding up of the Venture and the termination of the business and affairs of the Venture shall be conducted by the remaining Venturer. During the period of such winding up, the business and affairs of the Venture shall be conducted so as to maintain and preserve the assets of the Venture in a manner consistent with the winding up of the affairs thereof.

      SECTION 5.07. Event of Dissolution. (a) The Venture shall not be wound up and terminated by the occurrence of an Event of Dissolution unless all of the remaining Venturers shall so decide.

      (b) The term "Event of Dissolution" as used hereunder shall mean:

            (i) the death of any natural person who is now or who shall hereafter become a Venturer;

            (ii) the dissolution or termination of any partnership or corporation (other than (x) as a result of a transfer of interests therein permitted by this Agreement or (y) a dissolution immediately followed by a reconstitution of such partnership or corporation) which at the time is a Venturer;

            (iii) the declaration of any natural person who is now or who shall hereafter become a Venturer as a lunatic in any judicial proceedings, or a showing that such Venturer is of unsound mind;

            (iv) the showing by competent medical evidence that any natural person who is now or who shall hereafter become a Venturer is mentally or medically unable to perform the duties required of him by the Venture;

            (v) the occurrence of any one of the following events:

                  (1) if any Venturer (hereinafter referred to as the "Bankrupt
            Party") shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law relative to bankruptcy, insolvency or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of the Bankrupt Party or of any substantial part of said party's properties or said party's interest in the Venture (the term "acquiesce" as used in this Article includes but is not limited to, the failure to file a petition or motion to vacate or discharge any order, judgment or decree within 30 days after the date of such order, judgment or decree); or

                  (2) if a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against the Bankrupt Party seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency or other relief for debtors, and such party shall acquiesce in the entry of such order, judgment or decree or such order, judgment or decree shall remain unvacated or unstayed for an aggregate of 90 days (whether or not consecutive) from the date of entry thereof, or any trustee, receiver, conservator or liquidator of such party or of all or any substantial part of such party's property or interest in the Venture shall be appointed without the consent or acquiescence of such party and such appointment shall remain unvacated or unstayed for an aggregate of 90 days (whether or not consecutive); or

                  (3) if any Venturer shall admit in writing its inability to pay its debts as they mature; or

                  (4) if any Venturer shall give notice to any governmental body of insolvency or pending insolvency, or suspension of operations; or

                  (5) if any Venturer shall make a general assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors.

      (c) In the event of the occurrence of an Event of Dissolution or otherwise upon the agreement of all the Venturers:

            (i) Provided that the other Venturer has elected to wind up and terminate the Venture, the Venturer as to whom the Event of Dissolution has occurred ("Withdrawing Venturer") shall immediately cease to have any right to participate in the management or decision-making processes of the Venture (provided that the Withdrawing Venturer shall nevertheless be entitled to continue to receive distributions of Net Cash Flow and Sales or Refinancing Proceeds and liquidation proceeds and allocations of gain, loss and credit as fully as if such Venturer were not a Withdrawing Venturer) and the remaining Venturer may send notices of the dissolution to such persons and entities as the remaining Venturer may deem appropriate and necessary under the circumstances.

            (ii) The remaining Venturer shall settle the business of the Venture as expeditiously as its nature will permit and account for the interests of the Venturers. Such settlement procedure may include, but shall not be limited to, a purchase by the remaining Venturer of the interest of the Withdrawing Venturer at a price determined in accordance with the appraisal procedures set forth in Section 10.08 hereof but otherwise in accordance with the principles set forth in Section 5.02(d), a public sale of all or any part of the assets of the Venture, a winding up of the Venture, or a petition to a court of appropriate jurisdiction requesting that such court supervise and approve a partitioning of the Property. If by virtue of an Event of Dissolution, the holder of any loan encumbering the Property has the right to, and notifies the Venture of its intent to accelerate such loan, any settlement shall require the Venture to cause such loan to be repaid in full.

            (iii) The good will of the Venture (including the name, records and files) shall belong to and remain solely vested in the Venture.

            (iv) The prior written consent of the remaining Venturer shall be required prior to any consent to any administration of the Property by any referee, trustee or court of bankruptcy. The remaining Venturer shall have the right at all times to continue the business and affairs of the Venture pursuant to the terms of this Agreement.

      SECTION 5.08. Default. If any Venturer fails to perform any of its obligations hereunder, or violates the terms of this Agreement (the "Defaulting Venturer"), the other Venturer (the "Non-Defaulting Venturer") shall have the right to give the Defaulting Venturer a notice of default (the "Notice of Default") specifically setting forth the nature of the default and stating that the Defaulting Venturer shall have a period of 20 days to cure any such default, and if the Defaulting Venturer shall fail to cure such default within such 20-day period, or if such default is not capable of being cured within such period, the Defaulting Venturer has not commenced in good faith the curing of such default within such 20-day period and does not thereafter prosecute to completion with diligence and continuity the curing thereof, the Non- Defaulting Venturer shall (in addition to any other rights under this Agreement, by law or in equity) have the right:

            (a) to bring any proceeding in the nature of specific performance, injunction or other equitable remedy, it being acknowledged by each of the Venturers that damages at law may be an inadequate remedy for a default or threatened breach of this Agreement;

            (b) to bring any action at law by or on behalf of the Venture or the Non-Defaulting Venturer as may be permitted in order to recover damages;

            (c) to institute such proceedings (including but not limited to the right to purchase the interest of the Defaulting Venturer at a price determined by appraisal made in accordance with the appraisal procedures set forth in Section 10.08 hereof but otherwise in accordance with the principles set forth in Section 5.02(d)) as may be appropriate to secure an accounting and to dissolve, wind up and terminate the Venture; or

            (d) if such default is a material default, to institute the procedure set forth in Section 5.02 hereof by giving a notice to such effect to the Defaulting Venturer, notwithstanding the time limitations contained in Section 5.02(b).

In addition to the remedies set forth above, the Non-Defaulting Venturer shall have the right to remove the Defaulting Venturer as Managing Partner, and if the Defaulting Venturer is Hines, terminate the Management and Leasing Agreement and designate a new Property Manager under an agreement substantially similar to the Management and Leasing Agreement in accordance with Section 3.02(b) hereof and if the Defaulting Venturer is Company, Hines shall succeed to Company's management rights under Section 3.01(a) and shall be entitled to terminate the Administration Agreement in accordance with the terms thereof.

      SECTION 5.09.  Conversion to Limited Partnership.

      (a) Upon the occurrence of an Event of Dissolution or the occurrence of a default pursuant to Section 5.08 which is not cured within the time period specified in Section 5.08, then in addition to, and without excluding the availability of any other remedy hereunder, the remaining Venturer or the Non-Defaulting Venturer, as the case may be, may elect to convert the Venture to a limited partnership organized and existing under the laws of the State of

Massachusetts and to convert the Withdrawing Venturer or Defaulting Venturer, as the case may be, to a limited partner therein. Upon such conversion, the former Withdrawing Venturer or Defaulting Venturer, as the case may be, shall have absolutely no right whatsoever to participate in the management or decision making processes of the Venture, regardless of whether the activity in question constitutes a Major Decision. Specifically, without limiting the generality of the foregoing, following such conversion the former Withdrawing Venturer or Defaulting Venturer, as the case may be, will not have any right to participate in any decisions with respect to a sale or refinancing of the Property.

      (b) In the event of any such conversion, the former Withdrawing Venturer or Defaulting Venturer, as the case may be, agrees to execute, swear to, and deliver any and all amendments to this Agreement, together with a certificate of limited partnership in recordable form, in such form and substance as shall be reasonably specified by the other Venturer, all within ten (10) days after demand and notice form the other Venturer. In order to effectuate the foregoing, each Venturer hereby appoints the full and complete power and authority in its name and stead to execute, swear to, deliver, and record any and all such amendments and such certificates. This power has been given between the Venturers upon good and adequate consideration; it is a power coupled with an interest; it is irrevocable; and it shall survive any death, incapacity, dissolution, or any other event concerning any such Venturer.

      (c) Any and all costs and expenses, including, without limitation attorneys fees, recording costs, and other charges and expenses incurred in connection with the conversion of the Venture to a limited partnership as described in this Section 5.09 shall be paid in full by the former Withdrawing Venturer or Defaulting Venturer, as the case may be.

                                  ARTICLE VI
                SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION

      SECTION 6.01. Prohibited Transfers. (a) Except as provided in Articles V and VI, no Venturer may sell, transfer, assign or otherwise dispose of or mortgage, hypothecate, or otherwise encumber or permit or suffer any encumbrance of all or any part of its or his interest in the Venture whether voluntarily or involuntarily, by operation of law or otherwise (hereinafter "Transfer") unless Approved by the Venturers, and any attempt so to Transfer any such interest shall be void and shall constitute a default hereunder by the Venturer attempting to do so. The foregoing prohibition on Transfer shall also apply to a Transfer of stock or partnership interests being held in any Venturer or the Transfer of partnership interests or shares of stock, as the case may be, in such members or shareholders being held by its members or shareholders, as the case may be, or the Transfer or other agreement which results in Person(s) other than the present beneficial owners of Hines or Company directly or indirectly having an interest in the Venture.

      (b) No Venturer, directly or indirectly, shall consolidate with or merge into or become a member any other partnership or other entity or convey or transfer any part of its properties or assets except as hereby expressly permitted. No Venturer, directly or indirectly, shall admit any new partners (general or limited) nor shall any Venturer permit any of its general partners to resign, except as specifically permitted under Section 6.02.

      SECTION 6.02. Permitted Transfers. (a) Notwithstanding any other provision of this Agreement to the contrary but subject to the provisions of Sections 6.02(g) and 6.02(h), each Venturer shall have the right, without the consent of any other Venturer, to Transfer all of its interest in the Venture to an Affiliated Entity.

      (b) (i) Subject to Sections 6.02(g) and 6.02(h), Hines shall have the right, without the consent of any other Venturer, to transfer all of its interest in the Venture to any Person Controlled by a member of the Hines Control Group.

            (ii) Subject to Sections 6.02(g) and 6.02(h), each partner of Hines (or the partner of any partner of Hines) may, without the consent of any Venturer, Transfer all or any part of its interest in Hines (or any partner of Hines) to any Person as long as Hines continues to be Controlled by a member of the Hines Control Group.

            (iii) Subject to Sections 6.02(g) and 6.02(h), Company shall have the right to Transfer all of its interest in the Venture to any limited partnership whose sole general partner is Cornerstone or an Affiliated Entity of Cornerstone provided that the limited partners have the right to convert their limited partnership interests into the stock of Cornerstone or Affiliated Entities of Cornerstone.

            (iv) Notwithstanding anything contained herein to the contrary but subject to Section 6.02(g) and Section 6.02(h), Company and Hines shall each be permitted to pledge their respective interests in the Venture (herein, a "Venture Interest") for any purpose (a "Venture Interest Financing") (and any further Transfer to the initial lender providing such Venture Interest Financing which lender satisfies the requirements under clause (A) below pursuant to a foreclosure or execution upon such Venture Interest in connection which such pledge shall be permitted) provided that the Venture Interest Financing complies with the following:

                  (A) the lender providing such Venture Interest Financing is an
            Institutional Lender approved by the non-borrowing Venturer (such approval not to be unreasonably withheld or delayed);

                  (B) the loan-to-value ratio for the Venture Interest Financing is not in excess of fifty percent (50%); where the "loan amount" is the full amount committed by such Institutional Lender and the value is the value of the applicable Venture Interest as determined by the Institutional Lender and for these purposes any appraisal obtained by or for the Institutional Lender shall be conclusive as to such appraised value;

                  (C) the Venture Debt Service Coverage Ratio for such Venture
            Interest Financing shall be at least 1.75;

                  (D) the loan documents evidencing the Venture Interest
            Financing shall provide for the giving of notice to the non-borrowing Venturer of any default thereunder by the borrowing Venturer with the same right to cure such default for the non-borrowing Venturer as is given to the borrowing Venturer; and

                  (E) all fees and expenses of obtaining the Venture Interest
            Financing shall be borne by the borrowing Venturer.

            Notwithstanding anything contained in Section 5.02(b), the non-borrowing Venturer may make an Offer under Section 5.02 at any time after such non-borrowing Venturer has cured a default under any other Venturer's Venture Interest Financing or after such Venture Interest has been foreclosed, executed upon or otherwise transferred pursuant to such Venture Interest Financing.

      (c) Any permitted transferee of an interest in the Venture shall become a Venturer unless the terms of the Transfer expressly provide to the contrary; provided, however, any such permitted transferee shall be required to (i) execute a copy of this Agreement (or a separate consent thereto), and agree to be bound by all of the terms and provisions hereof and (ii) assume all of its transferor's obligations hereunder, and provided, further, that, notwithstanding anything herein, no transferee of a partial interest of any Venturer shall have any right to participate in the management of the Venture independently of the Venturer making such transfer unless such participation is Approved by the Venturers.

      (d) Notwithstanding anything contained herein to the contrary, the Venturers acknowledge that the Company is beneficially owned and controlled by Cornerstone Properties Inc. ("Cornerstone"), an entity which is publicly traded, and that any change in the composition of the ownership of Cornerstone, even to the extent of a change in control thereof, shall not constitute a Transfer for any purpose hereunder and the provisions of Section 6.01(b) shall not be applicable to Cornerstone. Notwithstanding the foregoing, in the event any change in the composition of the ownership of Cornerstone results in a "change in control" with respect to Cornerstone (as defined below), Company shall notify Hines of such change in control within twenty (20) days after the occurrence thereof and Hines shall have the right, which must be exercised within thirty (30) days after receiving such written notice of a change in control together with all additional information reasonably requested by Hines pertaining to the change in control and the new controlling Person, to (i) approve such change in control (such approval not to be unreasonably withheld), or (ii) give Company written notice that it may elect to cause Cornerstone or its successor or designee to acquire its Venture Interest on the terms and for a purchase price determined in accordance with the provisions set forth below and that Hines desires to have the purchase price determined in the manner described below. As used herein, a "change in control" shall mean the occurrence of any of the following (a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becoming the "beneficial owner(s)" (as defined in said Rule 13-d-3) of shares of capital stock of Cornerstone which entitle the holder thereof to control more than fifty percent (50%) of all voting rights with respect to all shares of capital stock of Cornerstone; (b) approval of the stockholders of Cornerstone of a merger, reorganization, consolidation, exchange of shares, recapitalization, restructuring or other business combination which results in beneficial ownership of more than fifty percent (50%) of the common stock of Cornerstone being transferred to a person or persons (or entities) other than DIHC Holding or an Affiliate as of the date of this Agreement; (c) sale of all or substantially all of the Cornerstone's assets; (d) Incumbent Directors (as defined below) cease to comprise a majority of the directors on Cornerstone's board of directors; or (e) any transaction that results in the common stock of Cornerstone no longer being required to be registered under Section 12 of the Exchange Act. As used herein, the term "Incumbent Directors" shall mean (x) all of the individuals constituting the Board of Directors of Cornerstone as of the date of this Agreement, and (y) all individuals hereafter designated as nominees to the board of directors of Cornerstone by holders of common stock or preferred shares of Cornerstone as of the date of this Agreement which holders currently have the right to nominate individuals to the board of directors.

      In the event Hines gives the notice described in clause (ii) above, the purchase price payable for the Venture Interest which shall be acquired shall be determined by the Venture's Accountant as soon as practicable (and the Venturers shall direct such Accountant to make such determination) and shall be equal to the amount of Sales or Refinancing Proceeds, if any, that would have been distributed to the transferring Venturer in accordance with the provisions of
Section 4.05(c) had the Property been sold for the value of the Property which shall be determined in accordance with the appraisal procedure described in
Section 10.08. The Venture's Accountant shall be directed to communicate the purchase price to the Venturers by written notice. Within fifteen (15) days after receipt by Hines of a written determination of such purchase price determined by the Venture's Accountant, Hines shall have the right to elect (which election shall be irrevocable) to cause Company or its successor or assignee to acquire its Venture Interest on the terms (including the purchase price) determined in accordance with the terms of this Section 6.02(d), such closing to be effected as soon as is practicable but in any event within thirty
(30) days after the making of such election by Hines.

In the event Hines does not so elect, Hines shall be deemed to have approved the change in control. At the closing of such transfer, the transferring Venturer shall, at the request of the transferee, execute and deliver to the transferee or its designee an assignment and bill of sale (with covenants against grantor's acts) of the transferring Venturer's Venture Interest, together with such other instruments and documents as may be reasonably necessary or desirable to effectuate the sale and transfer to the transferee. The purchase price shall be paid to the transferring Venturer by a cashier's or certified check from a bank reasonably acceptable to the transferring Venturer. At the closing, any closing adjustments which are usual and customary in the locality of the Property shall be made between the transferee and the transferring Venturer as of the date of closing. In the event there are any conveyance, transfer or similar taxes payable as an incident to the conveyances at the closing, such taxes shall be paid by the transferee. At the closing, the transferee shall, by legally enforceable agreement, assume the payment of any indebtedness under any lien on the Property to the extent the Venturers have personal liability therefor, and the transferee must execute this Agreement (as it may have been amended), or a separate consent thereto, and agree to be bound by all of its terms and provisions.

      (e) The Transfer of all or any part of the interest of any Venturer which is permitted hereunder shall not result in a dissolution of the Venture as a general partnership under the Massachusetts Uniform Partnership Act even though such Transfer may result in the withdrawal of a Venturer as a general partner of the Venture and/or the admission of a new general partner to the Venture. The Transfer of all or any part of the interest of any Venturer which is permitted pursuant to Section 6.02 shall not be subject to the "right of first offer" requirements set forth in Section 5.05 hereof.

      (f) Intentionally deleted.

      (g) Notwithstanding the prior provisions of this Section 6.02 (but in no event shall this provision affect Transfers pursuant to Sections 5.02 and 5.05), a Venturer may not Transfer all or any part of its interest in the Venture nor may a direct or indirect owner of a Venturer Transfer all or any part of its interest in such Venturer, if, solely as a result of such Transfer, all or any part of the Venture's assets would thereafter become "tax-exempt use property" within the meaning of Section 168(j) (or any successor provision) of the Code.

      (h) The Venture or any Venturer shall have the right, as an absolute condition precedent to the effectiveness or validity of any Transfer, to require the transferor to provide the Venture and the non-transferring Venturer with assurances that the Transfer does not violate any applicable state and federal securities laws, that the Transfer is exempt from registration (i.e., no Transfer shall be permitted which requires such registration), and that the Venturer making the Transfer will indemnify and hold harmless the Venture and the other Venturer from and against any and all costs, damage, injury, claims, actions, and demands

(including, without limitation, attorneys fees) suffered by the Venture or the other Venturer as a result of any violation or claimed violation or failure to conform or claimed failure to conform to any state or federal securities laws. The Venture and such other Venturer may further require the submission to the Venture and the other Venturer of a legal opinion from counsel satisfactory to the Venture and the other Venturer in such form and substance reasonably satisfactory to the Venture and the other Venturer.

                                  ARTICLE VII
                                   INSURANCE

      SECTION 7.01. Minimum Insurance Requirements. (a) The Venture shall carry and maintain in force the following insurance, the premium for which shall be a cost and expense of the Venture:

            (i) Workers' Compensation Insurance (including Employer's Liability Insurance for an amount not less than $500,000) covering all employees of the Venture, if any, employed in, on or about the property of the Venture to provide statutory benefits as required by the laws of the Commonwealth of Massachusetts;

            (ii) Commercial General Liability Insurance (including protective liability insurance on operations of independent contractors, blanket contractual liability insurance, and personal injury liability insurance) for the benefit of the Venture and the Venturers as named insureds against claims, including without limitation, bodily injury, death or property damage liability with a limit of not less than $25,000,000 for any one occurrence, such insurance which may be furnished under a "primary" policy and an "umbrella" policy shall also include coverage against liability for bodily injuries or property damage arising out of the use by or on behalf of the Venture or the Venturers of any owned, non- owned or hired automotive equipment for a limit of not less than that specified above;

            (iii) All Risks Builder's Risk Insurance on any new construction, including coverage against collapse, written on a completed value basis in an amount not less than the total value of the Improvements under construction (less the value of such of the Improvements as are uninsurable under the policy, i.e., site preparation, grading, paving, parking lots, excepting, however, foundations and other undersurface installations subject to collapse or damage by other insured perils) including, if applicable, the coverage available under the so-called Installation Floater, all in form and amount as may from time to time be required by any mortgagee of any Improvements under construction;

            (iv) Fire, Extended Coverage and Vandalism and Malicious Mischief Insurance on the Improvements in an amount not less than the balance of any institutional mortgages on the Property or for such other amount (at no time, however, less than the principal balance secured by said mortgages) as may be required to prevent the Venture and the Venturers from becoming coinsurers under the terms of the applicable policy, but in any event, in an amount not less than 90% of the then actual replacement cost of the Improvements (exclusive of excavation and foundation costs and costs of underground tanks, conduits, pilings and other similar underground items) without deduction for physical depreciation thereof; such insurance on the completed Improvements shall contain the "Replacement Cost Endorsement";

            (v) In the event that such equipment is installed in the Improvements, Boiler and Machinery Equipment Insurance in the amount of $1,000,000 or such greater amount as Approved by the Venturers covering boilers, pressure vessels, pressure piping, all major components and of any central air-conditioning or heating system and such additional equipment as Approved by the Venturers at any time;

            (vi) If the Improvements are situated in an area now or subsequently designated as having special flood hazards as defined by the Flood Disaster Protection Act of 1973, as amended from time to time, Flood Insurance in an amount equal to the replacement cost of the Improvements or the maximum amount of Flood Insurance available, whichever is the lesser; and

            (vii) Such other insurance or such additional coverage, including but not limited to insurance on rental income, as may be Approved by the Venturers or required by the holder of any mortgage covering the Improvements or by the City or BRA under the Governmental Documents.

      (b) Evidence of all such aforesaid policies of insurance shall be delivered to each Venturer and shall name the Venture and each of the Venturers, as named insureds, as their respective interests may appear. All such insurance shall be effected under policies issued by insurers and be in forms and for amounts Approved by the Venturers and in compliance with the Governmental Documents and the requirements of any loan encumbering the Property.

      (c) All of the aforementioned insurance coverage shall be contained in insurance policies and issued by insurance companies Approved by the Venturers and by the City or BRA and any mortgage lenders (to the extent their consent or approval is required).

                                 ARTICLE VIII
                            INTENTIONALLY DELETED.

                                  ARTICLE IX
                            INTENTIONALLY DELETED.


                                   ARTICLE X
                                    GENERAL

      SECTION 10.01. Notices. (a) All notices, demands or requests provided for or permitted to be given pursuant to this Agreement must be in writing.

      (b) All notices, demands and requests to be sent to Hines or any permitted assignee of the interest of Hines hereunder pursuant hereto shall be deemed to have been properly given or served by (i) delivering the same personally (including overnight courier), or (ii) transmitting the same by telefacsimile, or (iii) depositing the same in the United States mail, addressed to Hines, postpaid and registered or certified with return receipt requested at the following address:

            If to Hines:

                  c/o Hines Interests Limited Partnership
                  222 Berkeley Street
                  Suite 1420
                  Boston, MA  02116-375l
                  Attn:  David G. Perry
                  Telecopier:  617-236-4588

            With a copy to:

                  Hines Interests Limited Partnership
                  East Coast Regional Office
                  885 Third Avenue, Suite 2700
                  New York, New York  10022-4834
                  Attn:  Kenneth W. Hubbard
                  Telecopier:  212-230-2276
            and to:

                  Baker & Botts, L.L.P.
                  One Shell Plaza
                  910 Louisiana
                  Houston, Texas  77002-4995
                  Attn:  Hugh Tucker, Esq.
                  Telecopier:  713-229-1522

      (c) All notices, demands or requests to be sent to Company or any permitted assignee of the interest of Company hereunder pursuant hereto shall be deemed to have been properly given or served by (i) delivering the same personally or (ii) transmitting the same by telefacsimile, or (iii) by depositing the same in the United States mail, addressed to Company, postpaid and registered or certified with return receipt requested at the following address:

            If to Company:

                  Cornerstone Properties Inc.
                  126 East 56th Street
                  New York, New York  10022
                  Attn: John S. Moody
                        Rodney C. Dimock
                  Telecopier:  212-605-7199

            and to:

                  King & Spalding
                  1185 Avenue of the Americas
                  New York, New York   10036
                  Attn: Eileen P. Brumback, Esq.
                  Telecopier:  212-556-2222

      (d) All notices, demands and requests shall be effective upon personal delivery or upon being deposited in the United States mail. However, if the notice, demand or request is delivered by U.S. mail, the time period in which a response to any such notice, demand or request must be given shall commence to run from the date of receipt on the return receipt of the notice, demand or request by the addressee thereof. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice, demand or request sent. In the event that registered or certified mail is not being accepted for prompt delivery, notices may then be served by personal service upon any officer, director or partner of any Venturer or upon any individual who is a Venturer.

      (e) By giving to the other parties at least 30 days written notice thereof, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address at which it has a place of business or up to two (2) other addresses to which it wishes copies of any notice sent.

      (f) No transferee of any interest by any Venturer shall be entitled to receive a notice independent of the notice sent to the Venturer making such transfer. A notice sent or made to a Venturer shall be deemed to have been sent and made to all transferees, if any, of such Venturer.

      SECTION 10.02. Governing Laws. This Agreement and the obligations of the Venturers hereunder shall be interpreted, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

      SECTION 10.03. Exculpation/Indemnification. (a) No Venturer (or any partner, director, officer or employee of any Venturer) shall be personally liable or personally responsible to any other Venturer or to the Venture beyond its interest in the assets of the Venture for damages or other liabilities (other than for capital contributions required of such Venturer under Section 4.02) caused by any act or omission performed or omitted by it in respect of this Agreement or the Venture or the Property or arising under any indemnity other than the indemnity set forth in Section 10.03(b) hereof, unless such damage or liability results from its gross negligence, fraud or willful misconduct.

      (b) Each Venturer shall defend, indemnify and hold the other Venturer and its officers, directors, partners, shareholders, agents and employees harmless from and against any third party claims, demands, losses, damages or liabilities suffered or incurred by it by reason of the fraud, gross negligence or willful misconduct of such Venturer, its officers, directors, partners, agents or employees. The Venture shall defend, indemnify, and hold harmless each Venturer and its officers, directors, partners, shareholders, agents and employees from and against any third party claims, demands, losses, damages, liabilities, or costs and expenses, including, without limitation, attorney's fees and court costs, suffered or incurred by any of them by reason of their actions or omissions pursuant to this agreement or by reason of their being a Venturer in the Venture, other than those involving willful misconduct, fraud or gross negligence of the indemnified Venturer.

      SECTION 10.04. Entire Agreement. This Agreement contains the entire agreement between the parties hereto relative to the Venture. No variations, modifications or changes herein or hereof shall be binding upon any party hereto unless set forth in a document duly executed by or on behalf of such party.

      SECTION 10.05. Waiver. No consent or waiver, express or implied, by any Venturer to or of any breach or default by the other in the performance by the other of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such Venturer hereunder.

      SECTION 10.06. Severability. If any provision of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

      SECTION 10.07. Status Reports. Recognizing that each party hereto may find it necessary from time to time to establish to third parties such as accountants, banks, mortgagees or the like, the then current status of performance hereunder, each party agrees, upon the written request of any other, made from time to time, to furnish promptly a written statement (in recordable form, if requested) on the state of any matter pertaining to this Agreement to the best of the knowledge and belief of the party making such statement.

      SECTION 10.08. Appraisals. Any valuations of the Property which the Venturers have agreed is to be determined by appraisals shall be determined in Boston, Massachusetts as follows:

      The initiating Venturer shall designate by notice to the other Venturer a disinterested member of the American Institute of Real Estate Appraisers ("MAI Appraiser") to serve on the Appraisal Panel (as defined below). Upon receipt of such notice from the initiating Venturer, the other Venturer shall have fourteen
(14) days in which to designate its own disinterested MAI Appraiser to serve on the Appraisal Panel by serving notice of such designation to the other Venturer. In the event that any Venturer shall fail to designate an MAI Appraiser within such fourteen-day period, only those MAI Appraiser(s) who have been properly selected by the Venturers shall serve on the Appraisal Panel. The MAI Appraisers so designated by the Venturers in accordance with the foregoing shall then have ten (10) days in which to designate a final MAI Appraiser (the "Final Appraiser"). If the MAI Appraisers designated by the Venturers are unable to unanimously agree on such Final Appraiser, any Venturer may request the Suffolk Superior Court Judge in Suffolk County to appoint such Final Appraiser, and the MAI Appraisers designated by the Venturers and the Final Appraiser (the "Appraisal Panel") shall each appraise the Property taking into account appropriate indicators of the value of such Property. Within 30 days after the appointment of the Final Appraiser, each MAI Appraiser designated by a Venturer shall submit his findings in writing to the Final Appraiser. Any such findings which are not timely submitted to the Final Appraiser shall be disregarded for purposes of calculating the fair market value of the Property. The Final Appraiser shall then submit his findings along with the findings of all of the other MAI Appraisers which have been timely submitted to each Venturer and the average of the appraisal value of the Final Appraiser and the appraisal value closest thereto shall be deemed the fair market value of the Property. Each Venturer shall pay the fees and expenses of the MAI Appraiser appointed by it, or in whose stead, as above provided, such appraiser was appointed, and the fees and expenses of the Final Appraiser, if any, shall be borne equally by the Venturers; provided, however, that if the foregoing appraisal procedure is used to determine the value of the Property pursuant to Section 6.02(d), all such fees and expenses shall be borne by the Company. To be qualified to be selected or designated as an MAI Appraiser for purposes of this Paragraph, such MAI Appraiser must demonstrate (1) current good standing in the American Institute of Real Estate Appraisers as evidenced by a certificate from such institute, and (2) past appraising experience in the Metropolitan Boston market of at least seven (7) years for comparable commercial properties.

      SECTION 10.09. Attorneys' Fees. If the Venture or any Venturer obtains a judgment against any Venturer by reason of its breach of this Agreement or failure to comply with the provisions hereof, the defaulting Venturer shall pay the reasonable attorney's fees of the Venture or the prevailing Venturer.

      SECTION 10.10. Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and vice versa. Titles of Articles and Sections are for convenience only, and neither limit nor amplify the provisions of the Agreement itself, and all references herein to Articles, Sections or subdivisions thereof shall refer to the corresponding Article, Section or subdivision of this Agreement unless specified reference is made to such Article, Sections or subdivisions of another document or instrument.

      SECTION 10.11. Binding Agreement. Subject to the restrictions on transfers and encumbrances set forth herein, this Agreement shall inure to the benefit of and be binding upon the undersigned Venturers and their respective successors and assigns. Whenever in this instrument a reference to any party or Venturer is made, such reference shall be deemed to include a reference to the heirs, executors, legal representatives, successors and assigns of such party or Venturer.

      SECTION 10.12. Additional Remedies. Except as otherwise provided herein, the rights and remedies of the Venturers hereunder shall not be mutually exclusive, i.e., the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provisions hereof.

      SECTION 10.13. Artwork. The Venturers agree that the size and nature of the Property warrant the continuation of a reasonable art program. The selection of any new artwork for the Property shall be Approved by the Venturers.

      SECTION 10.14. Meetings. Meetings of the Venturers may be called by any Venturer for any matter on which the Venturers may act pursuant to the terms of this Agreement, upon the giving of not less than five (5) days' advance written notice. The Venturers will endeavor to conduct such meetings by telephone.

      SECTION 10.15. Partition. Each Venturer hereby waives any right of partition under the laws of Massachusetts.

      SECTION 10.16. Confidentiality. Each Venturer hereby covenants and agrees with the other that it will use its best efforts, acting in good faith, not to disclose or permit the disclosure of any information concerning the Property, the Venture or the Venturers which is included within the scope of any matter which is identified as confidential in any Public Relations Plan Approved by the Venturers.

      SECTION 10.17. Transfer of Property. With respect to any and all real property and interests therein owned by the Venture, any person dealing with the Venture or the Venturers may always: (a) conclusively rely without further inquiry on a certificate signed by all those who then appear of record at the Suffolk County Registry of Deeds to be the Venturers in the Venture as to the existence or nonexistence of any facts which are in any manner germane to the affairs of the Venture, and (b) conclusively assume that this Agreement and the Venture have not been terminated and that there has been no change in the provisions of this Section or in the identity of the Venturers unless such termination or change is reflected by a deed or certificate given in accordance with clause (a) and duly recorded with said Deeds.

      SECTION 10.18. Administration Agreement. Venturers hereby acknowledge and agree that on or about the effective date of this Amendment, Cornerstone or an Affiliate thereof will acquire, directly or indirectly, ownership of DIHC Management Corp. and, as a result, will acquire the rights of such Affiliate under that certain Administration Agreement dated May 29, 1986. Hines and any other Venturer hereby acknowledge such acquisition and agree that the Administration Agreement is not terminable or otherwise affected by such acquisition.

      IN WITNESS WHEREOF, this Agreement is executed effective as of the date first set forth above.

                              BOYLSTON WEST 1986 ASSOCIATES
                              LIMITED PARTNERSHIP, a Texas limited
                              partnership


                              By:  GDHI Limited Partnership, a General Partner


                               By:  Hines Consolidated Investments, Inc., a
                                    General Partner
                                    By:  /s/ Jeffrey C. Hines
                                        -------------------------
                                    Jeffrey C. Hines
                                    Senior Executive Vice President



                              DIHC BOYLSTON ASSOCIATES, a Georgia
                                    General partnership

                              By:   DIHC Boylston Corp. a General Partner

                               By:  /s/ John S. Moody
                                    ------------------------------
                                    John S. Moody



                               By:  /s/ R.C. Dimock
                                    ------------------------------
                                    Rodney C. Dimock

                                  Exhibit A

                             Description of Land

                   [To be provided by Company upon request]

                                  Exhibit B

                       Description of Eastern Component

                   [To be provided by Company upon request]